Execution Version

“Certain identified information has been excluded from the exhibit because it is both (i) not material and

(ii) would be competitively harmful if publicly disclosed.”

ASSET PURCHASE AGREEMENT

BY AND AMONG

RCM TECHNOLOGIES (USA), INC.,

TALENTHERDER LLC,

AND

CHRISTOPHER ADAMS

Dated as of October 7, 2022

TABLE OF CONTENTS

SECTION 1 DEFINITIONS

SECTION 2 PURCHASE AND SALE OF ASSETS

2.1       Assets To Be Purchased

2.2       Excluded Assets

2.3       Non-Assignable Assets

SECTION 3 PURCHASE PRICE; PAYMENT

3.1       Purchase Price

3.2       Purchase Price Adjustment

3.3       Earn-Out

3.4       Allocation of Purchase Price

3.5       Tax Withholding

SECTION 4 ASSUMPTION OF OBLIGATIONS AND LIABILITIES

4.1       Assumed Liabilities

4.2       Excluded Liabilities

SECTION 5 REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

5.1       Capitalization

5.2       Financial Statements

5.3       Organization

5.4       Authorization; Conflicts

5.5       Absence of Certain Events

5.6       Litigation

5.7       Compliance; Governmental Authorizations; Permits and Licenses

5.8       Taxes

5.9       Contracts

5.10      Title to Property and Related Matters

5.11      Intellectual Property

5.12      Brokers

5.13      Investment Representation

5.14      Employees; Employee Benefit Plans

5.15      Insurance

5.16      Customers and Suppliers

5.17      COVID-19 Matters

5.18      Real Property and Leases

PAGE 1 5 5 6 7 7 7 8 10 13 14 14 14 14 15 15 16 16 16 17 18 18 19 20 22 22 23 23 23 26 26 27 27

i

5.19      Related Party Transactions

5.20      Accounts Receivable

5.21      Data Privacy

5.22      Software

5.23      Services

5.24      No Other Representations and Warranties

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BUYER

6.1       Organization

6.2       Authorization

6.3       Brokers

6.4       Sufficiency of Funds

6.5       Legal Proceedings.

6.6       Issuance of Stock

6.7       SEC Filings..

6.8       Approval

6.9       No Approvals Required.

SECTION 7 COVENANTS OF THE PARTIES

7.1       Public Announcements

7.2       Confidentiality

7.3       Non-Competition; Non-Solicitation

7.4       Prohibition on Trading in Parent Stock

7.5       Rule 144

7.6       Parties’ Access to Records After Closing

7.7       Refunds and Remittances

7.8       Bulk Sales and Transfer Taxes

7.9       Further Assurances; Post Closing Assistance

7.10      Post-Closing Matters Relating to Seller.

7.11      Closing Receivables.

7.12      Transition Period; Seller Employees

7.13      Tax Cooperation

7.14      Tax Returns

7.15      Straddle Periods

SECTION 8 CLOSING

8.1       Time and Place

8.2       Effective Time..

8.3       Deliveries by Seller

8.4       Deliveries by Buyer

27 27 28 28 28 28 29 29 29 29 29 29 29 30 30 30 30 30 30 31 32 32 32 33 33 33 33 34 34 35 36 36 36 36 36 36 37

SECTION 9 INDEMNIFICATION

9.1       Indemnification by Seller Parties

9.2       Indemnification by Buyer

9.3       Methods of Asserting Claims for Indemnification

9.4       Survival and Limitations

9.5       Right of Set-Off; Clawback

9.6       Exclusive Remedies

9.7       Additional Provisions

SECTION 10 MISCELLANEOUS

10.1     Exclusive Jurisdiction

10.2     Notices

10.3     Nature of Representations and Warranties

10.4     Successors and Assigns

10.5     Entire Agreement3

10.6     Amendment

10.7     Assignment

10.8     Choice of Law

10.9     Headings

10.10   Construction

10.11   Effect of Waiver3

10.12   Severability

10.13   Binding Nature

10.14   No Third-Party Beneficiaries

10.15   Counterparts

10.16   Rules of Construction

10.17   Expenses

10.18   Deliveries to Buyer

38 38 38 39 40 41 41 41 41 41 42 42 43 43 43 43 43 43 43 43 43 43 43 44 44 44 44

LIST OF SCHEDULES

Schedule 2.2(h):          Excluded Contracts

Schedule 2.2(j):           Excluded Assets

Schedule 4.1:               Assumed Liabilities

Schedule 5.2:               Financial Statements

Schedule 5.3:               Organization

Schedule 5.4(b):          No Conflict

Schedule 5.5:               Absence of Certain Events

Schedule 5.6:               Litigation

Schedule 5.7:               Governmental Authorizations

Schedule 5.8:               Taxes

Schedule 5.9:               Material Contracts

Schedule 5.10:             Title to Property

Schedule 5.11:             Intellectual Property

Schedule 5.12:             Brokers

Schedule 5.14:             Employees; Employee Benefits

Schedule 5.15:             Insurance

Schedule 5.16:             Customers and Suppliers

Schedule 5.17:             COVID-19 Matters

Schedule 5.18:             Real Property and Leases

Schedule 5.19:             Related Party Transactions

Schedule 5.20:             Accounts Receivable

Schedule 5.22:             Software

Schedule 5.23:             Services

Schedule 7.12:             Compensation of Seller Employees

Schedule 9.1:               Indemnification

LIST OF EXHIBITS

Exhibit A         Form of Employment Agreement

Exhibit B         Form of Transition Services Agreement

Exhibit C         Allocation Methodology

Exhibit D         Form of Lock-Up Agreement

Exhibit E         Form of EBIT Calculation Worksheet

Exhibit F         Historical Accounting Methodology

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of October 7, 2022, by and among RCM Technologies (USA), Inc., a New Jersey corporation (“Buyer”), TalentHerder LLC, a California limited liability company (“Seller”), and Christopher G. Adams (“Owner”). Seller and Owner are each referred to herein as a “Seller Party” and collectively as the “Seller Parties.”

Background

WHEREAS, Seller is engaged in the business of recruitment and placement of executives and other employees for technology, venture-backed startup, and other companies (the “Business”).

WHEREAS, Owner owns 100% of the issued and outstanding equity interests of Seller.

WHEREAS, Seller desires to sell and Buyer desires to purchase substantially all of the assets of Seller utilized in connection with the Business, as more particularly described herein.

Agreements

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1

DEFINITIONS

For purposes of this Agreement, the terms set forth below shall have the following meanings:

“2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127) and the CARES Act and includes any Treasury regulations or other official guidance promulgated under either of the foregoing.

“Accounting Principles” means GAAP.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable law or action of any governmental authority.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act of 2020 (as amended from time to time), and all regulations and guidance issued by any Governmental Authority with respect thereto.

“Closing Balance Sheet” means the balance sheet of Seller included in the Interim Financial Statements.

“Closing Net Working Capital” means (a) the Closing Receivables, minus (b) current liabilities of the Business to the extent included in Assumed Liabilities, in each case calculated as of the close of business on the date immediately preceding the Closing Date in accordance with the Accounting Principles.

“Closing Receivables” means the accounts receivable of the Business as of the close of business on the date immediately preceding the Closing Date, determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Data Room” means the “RCM – Due Diligence” Google Drive virtual data room established by Seller.

“Earn-Out Consideration” means First Tier Earn-Out Consideration and Second Tier Earn-Out Consideration.

“Earn-Out Periods” mean, each of the First Earn-Out Period, the Second Earn-Out Period, the Third Earn-Out Period, the Fourth Earn-Out Period, the Fifth Earn-Out Period, and the Sixth Earn-Out Period.

“EBIT” means (i) the net income of the Business for the relevant period, plus (ii) interest and income taxes (each to the extent taken into account in the calculation of net income), all as determined in accordance with GAAP. For purposes of calculating EBIT, the net income of the Business shall not include any allocation of Buyer’s overhead expenses that are unrelated to the operation of the Business. Buyer expenses that are related to the operation of the Business shall be allocated to the Business in a manner reasonably determined by Buyer, consistent with Buyer’s allocation of such expenses to other similarly situated businesses operated by Buyer. A sample EBIT calculation, included for purposes of illustration only, is included as Exhibit E. The Seller Parties expressly acknowledge and agree that the expense categories listed on Exhibit E are not (and are not intended to be) an exhaustive list of expenses reasonably necessary or appropriate to conduct the Business, and that expenses not listed in the categories on Exhibit E shall be included in the calculation of EBIT to the extent any such expenses are incurred in the operation of the Business.

“EBIT Hurdle” means each of the First EBIT Hurdle, Second EBIT Hurdle, Third EBIT Hurdle, Fourth EBIT Hurdle, Fifth EBIT Hurdle, and Sixth EBIT Hurdle.

“EIDL Loan” means the economic injury disaster loan (#8470348500) made by the SBA to Seller in the original principal amount of $150,000, as evidenced by that certain promissory note dated March 10, 2021.

“Employment Agreement” means the Employment Agreement by and between Buyer and Owner, in the form attached hereto as Exhibit A.

“Fifth Earn-Out Period” means the Buyer’s fiscal year 2026.

“First Earn-Out Period” means the Buyer fiscal quarter beginning on October 2, 2022 and ending on December 31, 2022.

“Fourth Earn-Out Period” means the Buyer’s fiscal year 2025.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Historical Accounting Methodology” means GAAP, except as described on Exhibit F.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (iv) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (v) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (vi) software; and (vii) all other intellectual or industrial property and proprietary rights and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Assets” all the Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property, and (ii) claims and causes of action with respect to such Intellectual Property including all rights to and claims for damages and/or injunctive and other legal or equitable relief for infringement, misappropriation, or other violation thereof.

“Internal Revenue Service” means the revenue service of the federal government of the United States of America.

“Knowledge of Seller” means the actual or constructive knowledge of Owner and Adam Millard, following reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Liens” means any encumbrances, security interests, pledges, charges, and, with respect to real property, includes mortgages, easements, rights-of-way, restrictive covenants, and options.

“Losses” means any and all losses, damages, fines, judgments, assessments, awards, penalties, interest, obligations, payments, settlements, expenses and liabilities of every type and nature, together with all reasonable third-party costs and expenses, including reasonable attorneys’ fees and other out-of-pocket expenses (but excluding any punitive, special, and indirect damages, except to the extent actually paid to a third-party).

“Material Adverse Effect” means any event or circumstance affecting the Purchased Assets, Seller, or on the Business, its properties, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) that, individually or collectively, is materially adverse to the Business or could reasonably be expected to have a material adverse effect on the Business; provided, however, that “Material Adverse Effect” shall not include any event or circumstance arising out of or attributable to: (a) general economic or political conditions and conditions generally affecting the industries in which the Business operates; (b) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (d) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof; or (e) any natural or man-made disaster or acts of God; provided, further, that the exclusions provided in clauses (a)-(e) shall not apply to the extent the Business is disproportionately adversely affected by any event relative to other participants in the segments of such industries in which the Business operates.

“Parent” means RCM Technologies, Inc., a Nevada corporation.

“Payroll Tax Executive Order” means the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, including IRS Notice 2020-65.

“Permitted Liens” means (a) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and that, to the extent required under GAAP, are fully reserved for on the Closing Balance Sheet, (b) mechanics’, carriers’, workmen’s, repairmen’s, and other like Liens arising or incurred in the ordinary course of business that are not overdue or being contested in good faith by applicable proceedings and that, to the extent required under GAAP, are fully reserved for on the Closing Balance Sheet, (c) easements, rights of way, zoning ordinances, and other similar encumbrances affecting real property leased by Seller (other than Liens caused by negligent actions or inactions of a Seller Party) that do not materially impair the use of the property subject thereto or detract materially from the value of the property subject thereto, and (d) Liens arising under operating and equipment leases with third parties entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“PPP Loans” means (i) loan #452318104001 in the principal amount of $277,142.00 made by JPMorgan Chase Bank, N.A. pursuant to the Paycheck Protection Program, and (ii) the second-draw loan #1016969100 in the principal amount of $273,373.00 made by JPMorgan Chase Bank, N.A. pursuant to the Paycheck Protection Program.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Price Per Share” means, with respect to the Stock, $16.07 per share, which price is the 20-day volume-weighted average price of the shares of Stock as of close of business on the Business Day immediately preceding the Closing Date.

“Remaining Restricted Stock” means, for purposes of Section 9.5, any shares of Stock issued to Seller at Closing and which remain subject to the restrictions in the Lock-Up Agreement as of the date on which the indemnification payment obligation is finally determined in accordance with Section 9.

“SBA” means the U.S. Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-Out Period” means Buyer’s fiscal year 2023.

“Sixth Earn-Out Period” means Buyer’s fiscal year 2027.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges in the nature of a tax of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, election, designation, form, declaration, report, claim for refund, information return, statement, or any other document filed or required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Earn-Out Period” means Buyer’s fiscal year 2024.

“Transaction Documents” means this Agreement and any other agreements, instruments, certificates, or documents entered into in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury.

SECTION 2

PURCHASE AND SALE OF ASSETS

2.1    Assets To Be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, convey, and assign to Buyer, free and clear of all Liens, except for Permitted Liens, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title, and interest in, to, and under all of the assets, properties, and rights of Seller other than the Excluded Assets (as defined below), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following:

(a)    all accounts receivable and notes receivable (including all trade accounts receivable and other rights to payment from customers) and the full benefit of all security for such accounts or rights to payment;

(b)    all of Seller’s right, title, and interest in and to all computers, telephone systems, equipment (including office equipment), fixtures, leasehold improvements, furniture, furnishings, supplies, goods, signage, and all other tangible personal property used by Seller in the conduct of the Business (collectively, the “Fixed Assets”);

(c)    all of the Intellectual Property Assets;

(d)    all books and records, including all employee lists, customer data and records, supplier and candidate lists, customer purchasing histories, price lists, field staff data and records, employee data and records, customer complaints and inquiry files, and promotional or marketing materials, all databases, accounts and ledgers, and all other instruments and documents relating to the Business and/or the Purchased Assets being acquired by Buyer pursuant to this Agreement (but excluding Seller’s minutes and interest ledgers);

(e)    all of Seller’s contracts related to the operation of the Business, including contracts with customers of the Business and contracts by which Seller or any of the Purchased Assets may be bound (collectively the “Assigned Contracts”);

(f)    all rights of Seller to refunds, credits, and prepayments, including all prepaid expenses, deposits, prepaid payroll, and other statutory taxes;

(g)    all rights of Seller under or pursuant to all warranties, representations, and guaranties made by suppliers or vendors in connection with products or services furnished to Seller, or otherwise pertaining to the Business or affecting the Purchased Assets;

(h)    all claims, insurance claims, causes of action, choses in action, rights of recovery, rights of set off, counterclaims and rights of recoupment to the extent related to the Purchased Assets or Assumed Liabilities, including for past, present, or future damages for the breach, infringement, or misappropriation of any Purchased Assets;

(i)    all permits, licenses, franchises, orders, registrations, certificates, variances, qualifications, certificates, contractual rights, consents, and other authorizations, approvals, or similar rights (and any applications for the same) which are held by Seller and required for, or used in, the conduct of the Business or for the ownership and use of the Purchased Assets, including the permits set forth on Schedule 5.7, to the extent transferrable by Seller to Buyer; and

(j)    all of Seller’s goodwill in connection with the Business, including all rights of Seller under any covenants not-to-compete, confidentiality, or non-solicitation agreements running to the benefit of Seller.

2.2    Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the Purchased Assets shall not include the following assets which are not being purchased and sold hereunder (the “Excluded Assets”):

(a)    Seller’s cash and cash equivalents;

(b)    Seller’s motor vehicles;

(c)    all bank or brokerage accounts maintained or used by Seller;

(d)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records having to do with the corporate organization of Seller and all documents relating to the Excluded Assets or Excluded Liabilities;

(e)    Seller’s Tax Returns, tax records and assets, including, without limitation, any Tax credits, Tax refunds or prepayments of Taxes, including any rights thereto or therein;

(f)    all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)    Seller’s Benefit Plans and assets attributable thereto;

(h)    Seller’s contracts set forth on Schedule 2.2(h) (if any);

(i)    Seller’s rights under this Agreement and the other Transaction Documents; and

(j)    the assets set forth on Schedule 2.2(j) (if any).

2.3    Non-Assignable Assets.

(a)    Notwithstanding anything to the contrary in this Agreement (including in Section 2.1), and subject to the provisions of this Section 2.3, to the extent that the sale, assignment, transfer, conveyance, or delivery (or attempted sale, assignment, transfer, conveyance, or delivery) to Buyer of any Purchased Asset or Assumed Liability would result in a violation of applicable Law, or would require the consent, authorization, approval, or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval, or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance, or delivery, or an attempted sale, assignment, transfer, conveyance, or delivery, thereof. Following the Closing, the Seller Parties and Buyer shall use commercially reasonable efforts, and shall diligently cooperate with each other, in good faith, to obtain any such required consent, authorization, approval, or waiver, required to so sell, transfer, convey or deliver such Purchased Assets or Assumed Liabilities; provided, however, that neither Seller Parties nor Buyer shall be required to pay any consideration to the other party to secure such required consents, authorizations, approvals or waivers. Once such consent, authorization, approval, or waiver is obtained, Seller shall sell, assign, transfer, convey, and deliver to Buyer the relevant Purchased Asset or Assumed Liability to which such consent, authorization, approval, or waiver relates for no additional consideration.

(b)    To the extent that any Purchased Asset or Assumed Liability cannot be or has not been transferred to Buyer following the Closing pursuant to Section 2.3(a), Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing, or subcontracting) to provide to the parties the economic and, to the fullest extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing. Unless expressly prohibited under applicable law, Seller shall, at Seller’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds, and other monies received by Seller to the extent related to such Purchased Asset and otherwise take such actions necessary to provide such economic and operational benefits in connection with the arrangements under this Section 2.3(b).

SECTION 3

PURCHASE PRICE; PAYMENT.

3.1    Purchase Price.

(a)    Purchase Price. Subject to the terms and conditions of this Agreement, expressly including but not limited to the terms of Sections 3.2, 3.3, and 3.4 below, Buyer shall pay and deliver to Seller the following consideration as the full, complete, and total consideration for the Purchased Assets (the “Purchase Price”):

(i)    $4,150,000 the (“Base Cash Purchase Price”);

(ii)

The Closing Adjustment Payment and the Deferred NWC Payment (or the Adjusted Deferred NWC Payment, if applicable) in respect of the Final Closing Net Working Capital (payable in accordance with Section 3.2);

(iii)

38,000 unregistered restricted shares of Parent’s common stock (currently traded on NASDAQ under the symbol RCMT) (the “Stock”), which number of shares of Stock is determined based on the Price Per Share. The Stock shall be subject to restrictive legends which indicate that the Stock is subject to the Lock-Up Agreement and is subject to the terms of Rule 144 promulgated under the Securities Act of 1933, as amended; and

(iv)	the Earn-Out Consideration (if and when due in accordance with Section 3.3).

(b)    Payment. The Purchase Price shall be paid as follows:

(i)

At Closing, Buyer shall pay to Seller an aggregate amount (the “Closing Payment”) equal to (i) the Base Cash Purchase Price, plus (ii) the Closing Adjustment Payment, by wire transfer of immediately available funds to a bank account designated by Seller at least 2 Business Days prior to the Closing (“Seller’s Account”).

(ii)    At Closing, Parent shall issue the Stock to Seller by “book entry notation.”

(iii)	Buyer shall deliver to Seller the Earn-Out Consideration, if earned, in accordance with Section 3.3(d).

3.2    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At least 3 days prior to Closing, Seller shall prepare and deliver to Buyer its good faith estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), which statement shall contain an estimated balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”), prepared in accordance with the Accounting Principles.

(ii)    At Closing, Buyer shall pay Seller an amount (the “Closing Adjustment Payment”) equal to (x) the Estimated Closing Net Working Capital, multiplied by (y) 80%. If the Closing Adjustment Payment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment Payment. If the Closing Adjustment Payment is a negative number, the Purchase Price shall be decreased by the amount of the Closing Adjustment Payment.

(iii)    An amount equal to (x) the Estimated Closing Net Working Capital, multiplied by (y) 20% (the “Deferred NWC Payment”) shall be payable in accordance with, and subject to, Section 3.2(c).

(b)    Final Closing Net Working Capital Determination.

(i)    On the date that is 180 days after the Closing (the “Adjustment Date”), Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Net Working Capital, which statement shall contain the balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Net Working Capital (the “Closing Net Working Capital Statement”) prepared in accordance with the Accounting Principles.

(ii)    Notwithstanding any other provision of this Agreement to the contrary, any Closing Receivables that remain uncollected by Buyer as of the Adjustment Date (the “Uncollected Receivables”) shall be excluded from the Closing Net Working Capital.

(iii)    After receipt of the Closing Net Working Capital Statement, Seller and its advisors shall be permitted reasonable access to review the books and records and work papers of the Business related to the preparation of the Closing Net Working Capital Statement and may reasonably make inquiries of Buyer and its advisors regarding questions concerning or disagreements with the Closing Net Working Capital Statement arising in the course of their review thereof, and Buyer shall use commercially reasonable efforts to cooperate with and respond to such inquiries. Seller may object to the Closing Net Working Capital Statement by delivering to Buyer a written statement setting forth in reasonable detail the objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Closing Net Working Capital Statement, the Closing Net Working Capital Statement shall be deemed final, binding, and non-appealable by the parties hereto. Following Seller’s delivery of an Objections Statement, Buyer and Seller shall negotiate in good faith to resolve any such objections for a period of 30 days, and if they do not reach a final resolution within such 30-day period, Seller and Buyer shall submit such dispute to the office of an impartial nationally recognized accounting firm mutually selected by Buyer and Seller (the “Independent Accountant”). Buyer and Seller shall use their commercially reasonable efforts to cause the Independent Accountant to resolve the dispute as soon as practicable and in any event within 45 days of the engagement of the Independent Accountant. The Independent Accountant shall only decide the specific items under dispute, and the Independent Accountant’s determination will be determined in accordance with the Accounting Principles and shall be based solely on the information provided by Buyer and Seller in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Independent Accountant shall be final, binding, and non-appealable on the parties hereto. For the purposes of this section, the fees, costs, and expenses of the Independent Accountant shall be borne by Seller on the one hand, and Buyer, on the other hand, in inverse proportion to the manner in which such party prevails on the items resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Independent Accountant at the time its determination of the items in dispute is rendered.

(c)    Post-Closing Adjustments.

(i)    If the Closing Net Working Capital as finally determined pursuant to Section 3.2(b) (the “Final Closing Net Working Capital”) is less than Estimated Closing Net Working Capital, then there shall be due from the Seller Parties to Buyer an amount equal to (x) the Estimated Closing Net Working Capital minus (y) the Final Closing Net Working Capital (the “Negative Adjustment Amount”). The Negative Adjustment Amount (if any) shall be satisfied as follows:

(1)

If the Negative Adjustment Amount is less than the Deferred NWC Payment, then the Deferred NWC Payment shall be reduced by the Negative Adjustment Amount (the resulting amount, the “Adjusted Deferred NWC Payment”). Buyer shall promptly (but in any event within 5 Business Days of the date on which Final Closing Net Working Capital is determined) deliver to Seller an amount in cash equal to the Adjusted Deferred NWC Payment by wire transfer of immediately available funds to the Seller’s Account.

(2)

If the Negative Adjustment Amount is greater than the Deferred NWC Payment, then (A) the Deferred NWC Payment amount shall be reduced to zero and, for the avoidance of doubt, Buyer shall have no further obligation to make (and Seller shall not be entitled to receive) any payment related to the Deferred NWC payment, and (B) Seller and Owner, jointly and severally, shall promptly (but in any event within 5 Business Days of the date on which Final Closing Net Working Capital is determined) deliver to Buyer an amount in cash equal to the excess of the Negative Adjustment Amount over the Deferred NWC Payment by wire transfer of immediately available funds to an account designated by Buyer.

(ii)    If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then there shall be due from Buyer to Seller an amount equal to (x) Final Closing Net Working Capital, minus (y) the Estimated Closing Net Working Capital (the “Positive Adjustment Amount”). Buyer shall promptly (but in any event within 5 Business Days of the date on which Final Closing Net Working Capital is determined) deliver to Seller the Positive Adjustment Amount (if any) and the Deferred NWC Payment by wire transfer of immediately available funds to the Seller’s Account.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 3.2 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

3.3    Earn-Out.

(a)    First Tier Earn-Out Consideration. As additional consideration for the Purchased Assets, Seller shall be entitled to receive the following consideration (collectively, the “First Tier Earn-Out Consideration”):

(i)    Seller shall be entitled to receive, as and when provided herein, an amount equal to $250,000 (the “First Period Earn-Out Consideration”) at the end of the First Earn-Out Period if the EBIT for the First Earn-Out Period is equal to or greater than $400,000 (the “First EBIT Hurdle”). The First Period Earn-Out Consideration will consist of (1) $125,000 in cash, and (2) 8,000 shares of Stock.

(ii)    Seller shall be entitled to receive, as and when provided herein, an amount equal to $700,000 (the “Second Period Earn-Out Consideration”) at the end of the Second Earn-Out Period if the EBIT for the Second Earn-Out Period is equal to or greater than $2,500,000 (the “Second EBIT Hurdle”). The Second Period Earn-Out Consideration will consist of (1) $300,000 in cash and (2) 25,000 shares of Stock.

(iii)    Seller shall be entitled to receive, as and when provided herein, an amount equal to $700,000 (the “Third Period Earn-Out Consideration”) at the end of the Third Earn-Out Period if the EBIT for the Third Earn-Out Period is equal to or greater than $3,000,000 (the “Third EBIT Hurdle”). The Third Period Earn-Out Consideration will consist of (1) $300,000 in cash and (2) 25,000 shares of Stock.

(iv)    Seller shall be entitled to receive, as and when provided herein, an amount equal to $700,000 (the “Fourth Period Earn-Out Consideration”) at the end of the Fourth Earn-Out Period if the EBIT for the Fourth Earn-Out Period is equal to or greater than $3,500,000 (the “Fourth EBIT Hurdle”). The Fourth Period Earn-Out Consideration will consist of (1) $300,000 in cash and (2) 25,000 shares of Stock.

(v)    Seller shall be entitled to receive, as and when provided herein, an amount equal to $700,000 (the “Fifth Period Earn-Out Consideration”) at the end of the Fifth Earn-Out Period if the EBIT for the Fifth Earn-Out Period is equal to or greater than $4,000,000 (the “Fifth EBIT Hurdle”). The Fifth Period Earn-Out Consideration will consist of (1) $300,000 in cash and (2) 25,000 shares of Stock.

(vi)    Seller shall be entitled to receive, as and when provided herein, an amount equal to $700,000 (the “Sixth Period Earn-Out Consideration”) at the end of the Sixth Earn-Out Period if the EBIT for the Sixth Earn-Out Period is equal to or greater than $4,500,000 (the “Sixth EBIT Hurdle”). The Sixth Period Earn-Out Consideration will consist of (1) $300,000 in cash and (2) 25,000 shares of Stock.

(b)    Second Tier Earn-Out Consideration. As further consideration for the Purchased Assets, Seller shall be entitled to receive the following (collectively, the “Second Tier Earn-Out Consideration”):

(i)    Buyer shall pay Seller, as and when provided herein, an amount in cash equal to 50% of the amount by which the actual EBIT for the Second Earn-Out Period exceeds the Second EBIT Hurdle; provided, however, that such payment shall not exceed $1,000,000.

(ii)    Buyer shall pay Seller, as and when provided herein, an amount in cash equal to 50% of the amount by which the actual EBIT for the Third Earn-Out Period exceeds the Third EBIT Hurdle; provided, however, that such payment shall not exceed $1,250,000.

(iii)    Buyer shall pay Seller, as and when provided herein, an amount in cash equal to 50% of the amount by which the actual EBIT for the Fourth Earn-Out Period exceeds the Fourth EBIT Hurdle; provided, however, that such payment shall not exceed $1,500,000.

(iv)    Buyer shall pay Seller, as and when provided herein, an amount in cash equal to 50% of the amount by which the actual EBIT for the Fifth Earn-Out Period exceeds the Fifth EBIT Hurdle; provided, however, that such payment shall not exceed $1,750,000.

(v)    Buyer shall pay Seller, as and when provided herein, an amount in cash equal to 50% of the amount by which the actual EBIT for the Sixth Earn-Out Period exceeds the Sixth EBIT Hurdle; provided, however, that such payment shall not exceed $2,000,000.

(c)    Earn-Out Terms.

(i)    Failure to Achieve Hurdle. Except as set forth in this Section 3.3, the parties expressly acknowledge that if EBIT for an Earn-Out Period is less than the applicable EBIT Hurdle for such Earn-Out Period, then no First Tier Earn-Out Consideration or Second Tier Earn-Out Consideration shall be earned or payable for that Earn-Out Period.

(ii)    Use of Excess EBIT to Achieve Hurdle. Notwithstanding the provisions of Section 3.3(c)(i) to the contrary, EBIT from an Earn-Out Period may be used to achieve an EBIT Hurdle for an earlier Earn-Out Period on and subject to the following terms and conditions:

(1)

In the event actual EBIT for an Earn-Out Period other than the First Earn-Out Period (such period, the “Prior Earn-Out Period”) is less than the applicable EBIT Hurdle for such Earn-Out Period by not more than $100,000 (the difference between such actual EBIT and the EBIT Hurdle, the “EBIT Shortfall”), upon Seller’s election, actual EBIT from a subsequent Earn-Out Period that exceeds the applicable EBIT Hurdle by an amount equal to or greater than the EBIT Shortfall can be retroactively applied to the Prior Earn-Out Period (up to the amount of the EBIT Shortfall) such that it shall be deemed counted toward the achievement of the applicable EBIT Hurdle in such Prior Earn-Out Period, and subject to the provisions of Sections 3.3(c)(iii)-(v), the calculation of the First Tier Earn-Out Consideration due for the Prior Earn-Out Period.

(2)

In the event that excess EBIT from any Earn-Out Period is used to achieve the applicable EBIT Hurdle in a Prior Earn-Out Period, the portion thereof that is so used shall not count towards achievement of any other EBIT Hurdle (other than the EBIT Hurdle for the period into which such excess EBIT is used) and shall not be included in the calculation of any Second Tier Earn-Out Consideration for the Earn-Out Period from which such excess EBIT was used, as applicable.

(3)

For the avoidance of doubt, (A) the First Earn-Out Period may not be deemed a Prior Earn-Out Period for purposes of Section 3.3(c)(ii)(1), and (B) no excess EBIT from any Earn-Out Period may be carried forward and applied to achieve an EBIT Hurdle in any subsequent Earn-Out Period.

(iii)    Calculation. Buyer shall calculate the EBIT for each Earn-Out Period within 60 days of the end of such Earn-Out Period and shall promptly thereafter advise Seller of such calculation, and whether the Business achieved the applicable EBIT Hurdle for that Earn-Out Period. For any Earn-Out Period for which the applicable EBIT Hurdle shall have been achieved, Buyer shall deliver to Seller the applicable Earn-Out Consideration at the time or times, if at all, as set forth in Section 3.3(d).

(iv)    Earn-Out Stock. In the event of each issuance of First Tier Earn-Out Consideration consisting of Stock: (A) 50% of the shares of Stock shall be subject to restrictive legends which indicate that the Stock is subject to the Lock-Up Agreement and is subject to the terms of Rule 144 promulgated under the Securities Act of 1933, as amended; and (B) 50% of the shares of Stock shall be unregistered and unrestricted, subject to the terms of Rule 144 promulgated under the Securities Act of 1933.

(d)    Payment of Earn-Out Consideration. Buyer shall pay to Seller any Earn-Out Consideration for any applicable Earn-Out Period within 60 days following the determination of such amount pursuant to Section 3.3(c)(iii). Earn-Out Consideration consisting of cash shall be paid by wire transfer of immediately available funds to the Seller’s Account or such other bank account designated by Seller within a reasonable period of time prior to payment thereof. Earn-Out Consideration consisting of Stock shall be issued to Seller by “book entry notation.”

(e)    Inspection. In any year in which an installment of the Earn-Out Payment is due, Seller and its authorized representatives, during normal business hours and at Seller’s sole cost and expense, shall have the right to audit, abstract, and copy the relevant financial records of Buyer to verify the calculation of any such payments. Buyer shall cooperate with Seller and their agents in providing access to financial information regarding the Business, including accountants’ work papers. Notwithstanding the foregoing, in the event such inspection reveals an underpayment of an Earn-Out Payment due to Seller of greater than 5% of the amount due, then Buyer shall promptly pay to Seller the amount underpaid and, in the event such underpaid amount exceeds $10,000, shall reimburse Seller for the reasonable cost and expenses associated with such inspection.

(f)    Acknowledgement. Seller Parties acknowledge and agree that Buyer, as the ultimate owner of the Business from Closing, has the authority to direct the management, strategy, and business decisions of the Business. Notwithstanding the foregoing, during the Earn-Out Periods Buyer shall, and shall cause its Affiliates to, (i) prepare an income statement for the Business that is separate (i.e., shows the Business as if it were a division into which all of the operations and assets of the Business were placed and only such operations and assets of the Business were placed), (ii) operate the Business in a commercially reasonable manner, and (iii) make decisions relating to the management and strategy of the Business (it being understood that nothing herein restricts Buyer’s ability to make decisions with respect to the personnel of the Business) in good faith (taking into account the requirements of Buyer’s and Parent’s entire business and Parent’s equityholders) and not with the intent of reducing or avoiding payment of the Earn-Out Consideration.

3.4    Allocation of Purchase Price. The parties agree that within 60 days of the Closing Date, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities (to the extent included in amount realized under Section 1001 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the methodologies set forth on Exhibit C hereto; provided, that such Allocation Schedule shall be subject to adjustment after the end of each taxable period during which payments are made under this Agreement to reflect the final Purchase Price and the Buyer will deliver a revised Allocation Schedule within 30 days of the end of each period. If within 15 days after receipt of the applicable Allocation Schedule, Seller does not provide notice as set forth in the following sentence, such Allocation Schedule shall be final and binding on the parties. If within 15 days after receipt of the applicable Allocation Schedule, Seller notifies Buyer in writing that Seller objects to one or more items reflected on such Allocation Schedule, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve any such dispute within 15 days after Buyer’s receipt of Seller’s notice of an objection to the applicable Allocation Schedule, the parties shall submit the dispute for resolution by the Independent Accountant in accordance with Section 3.2(b), as such section shall apply hereto mutatis mutandis (provided that the costs of the Independent Accountant shall be paid 50% by Buyer and 50% by Seller). The parties hereby agree not to take any position inconsistent with the final Allocation Schedule for Tax reporting purposes.

3.5    Tax Withholding. Notwithstanding any other provision in this Agreement, Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments made pursuant to this Agreement such amounts as Buyer determines are required to be deducted or withheld under the Code or any applicable provision of state, local, or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

SECTION 4

ASSUMPTION OF OBLIGATIONS AND LIABILITIES

4.1    Assumed Liabilities. Buyer shall not assume any of the liabilities of Seller or the Business except that Buyer shall assume and agrees to pay, perform, and discharge only the following liabilities of Seller (the “Assumed Liabilities”):

(a)    liabilities and obligations accruing or arising after the Closing under the terms of any Assigned Contract other than any such liability or obligation arising from or related to any breach, nonperformance, noncompliance, wrongdoing, misconduct, tort, or violation of such Assigned Contract prior to the Closing;

(b)    current liabilities to the extent included in the Final Closing Net Working Capital;

(c)    those that are specifically set forth on Schedule 4.1 (if any).

4.2    Excluded Liabilities. Except for the Assumed Liabilities, Buyer is not assuming any debt, liability, or obligation of Seller (whether relating to the Business, the Purchased Assets, or otherwise) of any kind or nature whatsoever (the “Excluded Liabilities”), and Seller (and/or, as applicable, Owner) shall retain and satisfy in due course all such Excluded Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities shall include the following:

(a)    any liabilities arising out of or relating to the Excluded Assets or any operations of Seller other than the Business;

(b)    any liabilities or obligations for borrowed money of any kind (whether current, short-term or long-term, secured or unsecured, and including all overdrafts and negative cash balances) and related fees or expenses;

(c)    all liabilities under all of Seller’s contracts, other than the Assigned Contracts and under the Assigned Contracts to the extent not Assumed Liabilities;

(d)    all liabilities of Seller under, arising out of, or relating to, any Seller Benefit Plan or insurance policy;

(e)    all Tax liabilities of Seller relating to operation of the Business or ownership of the Purchased Assets for the Pre-Closing Tax Period, and all Taxes of a Seller Party which may become due as a result of the transactions contemplated by this Agreement;

(f)    all liabilities and obligations of Seller with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, or damage against Seller;

(g)    any other debt, liability, or obligation of Seller (including all liabilities in respect of any Seller leased or owned automobiles);

(h)    except to the extent included in the Final Closing Net Working Capital, all liabilities and obligations to all employees of any Seller accrued since its inception (including accruals reflecting all earned but unpaid vacations, holidays, and bonuses);

(i)    all income Taxes, payroll Taxes (except to the extent included in the Final Closing Net Working Capital), and other statutory federal, state, local, and non-U.S. Taxes with respect to the Business or the ownership of the Purchased Assets for the Pre-Closing Tax Period, and all Taxes of Seller which may become due as a result of the transactions contemplated by this Agreement;

(j)    any other liability of Seller that exists as of the Closing that would otherwise become a liability or obligation of Buyer as a matter of Law in connection with this Agreement or the other Transaction Documents.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer, which representations and warranties are true and correct in all respects as of the Closing:

5.1    Capitalization.

(a)    Owner is the sole owner, of record and beneficially, of all of the issued and outstanding equity interests of Seller, free and clear of all Liens, claims, or rights of other parties to Seller’s equity interests (whether under option agreements or otherwise). All of the issued and outstanding equity or capital interests of Seller are duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or commitments that could require the issuance or sale of any of the equity or capital interests of Seller which are unissued or which are issued but not outstanding.

(b)    True, complete, and correct copies of the organizational documents and all minutes of Seller, to the extent in the possession or control of a Seller Party as of the date hereof, have heretofore been delivered or made available to Buyer, as such documents or instruments are presently in effect, each as amended to date. Seller is not default under or in violation of any provision of its organizational documents or any resolution adopted by the board of managers or members (or their equivalents) of Seller.

(c)    Seller does not have, and has never had, any subsidiaries and does not own, and has never owned, any equity interest in any other Person.

5.2    Financial Statements.

(a)    The following financial statements of Seller are attached as Schedule 5.2(a) (collectively, the “Financial Statements”): (i) true, complete, and correct copies of the unaudited balance sheet with respect to the years ended December 31, 2019, December 31, 2020, and December 31, 2021; (ii) true, complete, and correct copies of the related statements of income for the years then ended; and (iii) the internally-prepared interim balance sheet as of October 1, 2022 and the related interim statement in income for the 9-month period then ended (the “Interim Financial Statements”).

(b)    The Financial Statements delivered to Buyer at Closing are based on the books and records of the Business, and have been prepared in accordance with the Historical Accounting Methodology applied on a consistent basis throughout the periods involved. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. There will not be a material variance between (x) the financial condition and results of operations of the Business as reflected in the Financial Statements and (y) the financial condition and results of operations of the Business as reflected in the financial statements for the corresponding periods prepared in accordance with GAAP and delivered pursuant to Section 7.10(b).

(c)    Seller has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including liabilities for replacement or repair or other damages in connection therewith, in each case that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except (i) those described on Schedule 5.2(c), (ii) those which are reflected or reserved against in the Interim Financial Statements, (iii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements and which are not, individually or in the aggregate, material in amount, and (iv) those incurred in connection with the transactions contemplated by the Transaction Documents.

(d)    Schedule 5.2(d) lists all indebtedness of Seller, and all Liens (other than Permitted Liens) on the Purchased Assets securing such indebtedness.

5.3    Organization. Seller is a limited liability company duly formed and existing under the laws of the State of California. Seller is qualified to do business and in good standing in each state (a true, complete, and correct list of which is set forth on Schedule 5.3) where the properties owned, leased, or operated, or the business conducted, by it require such qualification. Seller has the limited liability company power and authority to own the Purchased Assets and to carry on the Business as now presently conducted.

5.4    Authorization; Conflicts.

(a)    This Agreement and each other Transaction Document have been duly authorized, executed, and delivered by each Seller Party and constitutes a legal, valid, and binding agreement of each Seller Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting, or affecting the enforcement of creditors’ rights generally or by the application of equitable principles. Each Seller Party has the full power and authority to enter into the Transaction Documents to which such Seller Party is a party, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby.

(b)    The execution, delivery, and performance by each Seller Party of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to a Seller Party, the Business, or the Purchased Assets; (c) except as listed on Schedule 5.4(b), require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach or default of, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any agreement to which any Seller Party is a party or by which any Seller Party or the Business is bound, or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Lien on the Purchased Assets. No consent, approval, or notice to any Governmental Authority is required by or with respect to a Seller Party in connection with the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of any transactions contemplated hereby or thereby.

5.5    Absence of Certain Events. Except as specifically stated in Schedule 5.5, from January 1, 2022 to the date of this Agreement, the Business has been operated in the ordinary course and there has not been:

(a)    any Material Adverse Effect;

(b)    any other event or condition of any character that it is reasonable to expect will, individually or in the aggregate with other events or conditions, result in a Material Adverse Effect;

(c)    change in the practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, or acceptance of customer deposits;

(d)    any material damage, destruction, or loss that has not been repaired or replaced (whether or not covered by insurance) affecting the Purchased Assets or otherwise affecting Seller or the Business, its properties, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise);

(e)    any cancellation of any debts owing to Seller (except immaterial cancellations in the ordinary course of business) or any waiver of any material rights of value to Seller;

(f)    any cancellation, termination, modification, change, waiver, or material breach of any existing contract of which Seller is a party that has resulted or may result in a Material Adverse Effect or the entering into of any Material Contract not reflected in the Schedules annexed hereto, or the termination or, to the Knowledge of Seller any threatened termination of any customer’s relationship with Seller;

(g)    any transfer, lapse, or grant of any rights in the Intellectual Property Assets or any disposition or disclosure to any Person of any trade secrets relating to the Business that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(h)    the entering into, creation, or allowance of any new Lien on any Purchased Assets other than Permitted Liens;

(i)    any material increase or any change in any assumptions underlying or methods of calculating any bad debt, contingency, Tax, or other reserves or any change in the Business’s accounting practices, methods, or assumptions (including changes in estimates or valuation methods);

(j)    any lease or sublease of real property by Seller or the exercise of any purchase options or rights of first refusal contained in any lease or sublease to which Seller is a party, or the termination, surrender, cancellation, or assignment of any of Seller’s properties demised under any leases, or any part thereof, except those that are immaterial in the ordinary course of business consistent with past practice;

(k)    the incurring by Seller of any indebtedness for borrowed money, the entering into of any commitment to borrow money, or making any loans or agreements to lend money to third parties, or the agreement to guaranty any obligations of third parties (other than accounts payable in the ordinary course of business or the negotiation and collection of immaterial negotiable instruments in the ordinary course of business);

(l)    the writing up or writing down of the value of any of Seller’s assets on its financial statements or any sale, exchange, or disposal of any of Seller’s assets or rights, other than the sale of its services, inventory, equipment, or other property in the ordinary course of business;

(m)    declared, set aside, or made any cash or non-cash distributions of any kind to its members, or made any direct or indirect redemption, retirement, purchase, or other acquisition of any of Seller’s membership interests;

(n)    any resignation or termination of any key employee of Seller, or receipt by Seller of notice from any key employee of Seller of his or her intention to resign; or

(o)    any (i) grant of an increase in compensation payable or compensation to become payable to any of Seller’s managers, members, officers, employees, or contractors, (ii) establishment of new benefits to Seller’s managers, members, officers, employees, or contractors, (iii) increase to existing benefits to Seller’s managers, members, officers, employees, or contractors, or (iv) modification to any collective bargaining agreement to which Seller may be bound inconsistent with past practices.

5.6    Litigation.

(a)    Except as set forth on Schedule 5.6, there are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to the Knowledge of Seller, threatened: (i) relating to or affecting the Purchased Assets or the Business; or (ii) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

(b)    There are no (and during the past 5 years there have not been any) governmental orders and no unsatisfied judgments, penalties, or awards against, relating to, or affecting the Purchased Assets or the Business. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such governmental order, judgment, penalty, or award.

5.7    Compliance; Governmental Authorizations; Permits and Licenses.

(a)    The Seller Parties, with respect to the operation of the Business, are currently in compliance, and have at all times since January 1, 2019 complied, in all material respects with all federal, state, local, or foreign Laws.

(b)    Except as set forth on Schedule 5.7: (i) the Licenses described on Schedule 5.7 constitute all of the Licenses required by or appropriate for and utilized in the ownership and operation of the Business as it is currently being conducted, all of which are owned or held legally and beneficially by Seller; (ii) all of the Licenses are in full force and effect; (iii) Seller has not received any notice to the effect that additional Licenses are required by or appropriate for Seller; and (iv) no consent, waiver, approval, license, permit, or authorization of or designation, declaration or filing with any governmental authority, court, or administrative agency, is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby, including the transfer of the Licenses to Buyer; (v) no modification, suspension, or cancellation of a License, or any proceeding relating thereto, is pending or, to the Knowledge of Seller, threatened with respect to a License; and (vi) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a revocation or suspension of, or require the amendment of, any License.

5.8    Taxes.

(a)    Except as disclosed on Schedule 5.8, at all times since January 1, 2019, all (i) federal, state, local, or foreign Tax Returns required to be filed with respect to the Business and the Purchased Assets have been timely filed or appropriate extensions have been obtained, and such Tax Returns are true, correct, and complete in all material respects; (ii) all Taxes due (whether or not shown on any such Tax Returns) have been paid or adequate provision therefor has been made on the Financial Statements. Except as disclosed on Schedule 5.8, there are no outstanding agreements or waivers extending the statutory period of limitation concerning any Tax liability of Seller, no examination of any Tax Return of Seller is currently in progress and no Governmental Authority has, within the last 3 years, notified any Seller Party of any Tax claim, investigation, or proceeding or conducted any audit with respect to Taxes of Seller. All monies required to be collected or withheld by Seller for income Taxes, social security, or other payroll Taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller, and Seller has complied with all information reporting and backup withholding provisions of applicable Law and is not liable for any Taxes or penalties for failure to comply with any of the foregoing. Seller has not made, is not obligated to make, and will not, as a result of the transactions contemplated hereby, make or become obligated to make any “excess parachute payment” within the meaning of Section 280G of the Code (determined without regard to subsection (b)(4) thereof).

(b)    No claim has been made by a taxing authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(c)    True, correct, and complete copies of all federal or state income Tax Returns, Tax examination reports, and statements of deficiencies assessed against, or agreed to by, Seller with respect to the last 3 years have been delivered or made available to Buyer.

(d)    Seller has never (i) joined in or been required to join in filing a consolidated or combined federal, state, or local income Tax Return, (ii) been the subject of a Tax ruling that will have continuing effect beyond the Closing Date, (iii) been the subject of a closing agreement with any taxing authority that will have continuing effect beyond the Closing Date, or (iv) granted a power of attorney with respect to any Tax matters that will have continuing effect beyond the Closing Date.

(e)    Seller is not a party to any Tax-sharing agreement and Seller has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Tax law), as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the principal subject matter of which is not the allocation, sharing or indemnification of Taxes), operation of law, or otherwise.

(f)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations promulgated thereunder.

(g)    Seller does not own any interest in any entity characterized as a partnership for federal income Tax purposes.

(h)    Seller has not deferred any obligation to pay Taxes pursuant to the 2020 Tax Acts or in connection with the Payroll Tax Executive Order (or any corresponding provisions of applicable law).

(i)    Seller has been a validly elected S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2019.

(j)    There are no Liens for Taxes on the assets of the Company Group other than Permitted Liens.

(k)    Seller has not been a party to any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011 4(b) (or any corresponding or similar provision of state, local or non-U.S. tax law).

(l)    Seller has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), had an office or fixed place of business or otherwise been subject to taxation in any country other than the country of its formation.

(m)    Seller has not been a ‘distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n)     Seller has properly collected and remitted sales and similar Taxes with respect to sales made to its customers or have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

5.9    Contracts. Schedule 5.9 lists each of the following contracts to which Seller is a party or by which any of the Purchased Assets are bound or affected (collectively, the “Material Contracts”):

(a)    any partnership agreement or joint venture agreement;

(b)    any agreement with another Person limiting or restricting the ability of Seller to enter into or engage in any market or line of business including agreements with exclusivity, non-compete, “most favored customer” pricing or other similar provisions;

(c)    any agreements for the sale of any of the assets of Seller, other than the sale of inventory in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of Seller’s assets;

(d)    any lease, sub-lease, license, sub-license, or other agreement with respect to real property;

(e)    any agreement of Seller with any officer or director of Seller, any of Seller’s unitholders or shareholders, or any other Affiliate of Seller;

(f)    except for agreements entered into with customers in the ordinary course of business, any agreement with respect to the Intellectual Property Assets wherein Seller grants a license with respect to any Intellectual Property;

(g)    any collective bargaining or union agreement to which Seller is bound;

(h)    any agreement relating to the incurrence, assumption, surety or guarantee of any funded indebtedness;

(i)    any agreement (or group of related agreements) the performance of which required the delivery of assets or services from or to Seller, valued in excess of $50,000 since January 1, 2021, or which is reasonably expected to require the delivery of assets or services from or to Seller, valued in excess of $50,000 during the 12-month period following Closing;

(j)    all employment agreements and contracts with independent contractors that are not cancellable without penalty or more than 90 days’ notice;

(k)    any agreement for the employment of any officer, individual employee, or other person on a full-time, part-time, consulting, or other basis, or employment agreement, severance agreement, or other agreement that require payments upon a “change in control” or similar payments covering any officer, employee or director or former officer, employee, or director of Seller;

(l)    any commission and/or sales agreement with any current employee, independent contractor, or salesperson providing for the payment of any commissions or other sales compensation and pursuant to which Seller made payments in excess of $50,000 during the 12-month period ended December 31, 2021, or under which a firm or other organization provides commission or sales-based services to Seller pursuant to which Seller made payments in excess of $50,000 during the 12-month period ended December 31, 2021;

(m)    any agreement that obligates Seller to provide indemnification or a guarantee that could result in payments in excess of $50,000;

(n)    any agreement relating to capital expenditures and involving future payments by Seller in excess of $20,000 in any individual case or $50,000 in the aggregate;

(o)    any agreement under which Seller is a lessor of or permits any third-party to hold or operate any tangible property (other than real property), owned or controlled by Seller or used in the operation of the Business, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(p)    any settlement or similar agreement pursuant to which Seller is obligated to pay consideration in excess of $10,000 after the date hereof;

(q)    any powers of attorney;

(r)    any agreement (i) providing for Seller to be the exclusive provider or preferred provider of any product or service to any Person, (ii) providing for any Person to be the exclusive or preferred provider of any product or services to Seller, (iii) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of Seller, or (iv) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than Seller;

(s)    any agreement with any Governmental Authority; and

(t)    any other contracts that are material to the Purchased Assets or the operation of the Business not previously disclosed pursuant to this Section 5.9.

Each Material Contract is valid, binding, and enforceable in accordance with its terms and is in full force and effect. True, complete, and correct copies of all of the Material Contracts have been delivered or made available to Buyer prior to the date hereof. Except as set forth on Schedule 5.9, no event has occurred that would constitute a default in any material respect by Seller under any of the Material Contracts, to the Knowledge of Seller there has been no default in any material respect by any other party to any of the Material Contracts, and no Material Contract that requires the performance of services by Seller is presently expected to result in a loss to Seller upon completion of performance thereof. There are no pending or, to the Knowledge of Seller, threatened disputes under any Material Contract.

5.10    Title to Property and Related Matters.

(a)    Seller has good title to all of the Purchased Assets (including a valid leasehold interest in all leases included in the Purchased Assets and a valid license in all licenses included in the Purchased Assets), free and clear of any Liens except for Permitted Liens. Seller does not have any personal property leases involving annual payments in excess of $15,000 in a one year period.

(b)    Except as set forth in Schedule 5.10, the Fixed Assets of Seller are in good operating condition and repair, reasonable wear and tear excepted. There is no condition that materially interferes with the use of the Purchased Assets in the ordinary course of Business. Except for Excluded Assets, all assets constituting, used principally in connection with, and necessary or appropriate to the conduct of, the Business as currently operated are being conveyed to Buyer hereunder. None of the Excluded Assets are material to the Business. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the assets, rights, and property necessary to conduct the Business as currently conducted.

5.11    Intellectual Property. All of the Intellectual Property Assets are set forth on Schedule 5.11. Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property Assets free and clear of all Liens, other than Permitted Liens. Seller is not bound by any outstanding judgment, injunction, order, or decree restricting the use of the Intellectual Property Assets. Seller’s prior and current use of the Intellectual Property Assets has not and does not, to the Knowledge of Seller, infringe, violate, dilute, or misappropriate the Intellectual Property of any other Person and there are no written claims pending or, to the Knowledge of Seller, threatened by any Person with respect to the ownership, validity, enforceability, effectiveness, or use of the Intellectual Property Assets. To the Knowledge of Seller, no Person is infringing, misappropriating, diluting, or otherwise violating any of the Transferred IP Assets, and neither Seller nor any Affiliate of a Seller Party has made or asserted in writing any claim, demand, or notice against any Person alleging any such infringement, misappropriation, dilution, or other violation. All of the Intellectual Property Assets are valid and enforceable. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All Persons who have participated in the creation or development of the Intellectual Property Assets have executed and delivered to Seller a valid and enforceable agreement (i) providing for the nondisclosure by the Person of any confidential information of Seller, and (ii) providing the assignment by the Person to Seller of any Intellectual Property arising out of the Person’s employment by, engagement by, or contract with Seller.

5.12    Brokers. Except as set forth on Schedule 5.12, no Seller Party has incurred, or will incur, any liability for broker’s or finder’s fees or similar charges in connection with the transactions contemplated by this Agreement.

5.13    Investment Representation. Owner is acquiring the Stock for his own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Owner is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Owner acknowledges that he is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock. Owner acknowledges that the Stock has not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Stock may not be sold, transferred, offered for sale, assigned, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

5.14    Employees; Employee Benefit Plans.

(a)    Schedule 5.14(a)(i) contains a list of all Persons who are employees, independent contractors, or consultants of the Business as of the Closing (including any Person who is on a leave of absence of any nature) and sets forth the total compensation paid to each such Person during the periods January 1, 2021 to December 31, 2021, the total compensation paid or accrued for 2022 (including salary, bonuses paid, and bonuses earned but not yet paid, and anticipated adjustments (whether increases or decreases) to such total compensation of each Person). Schedule 5.14(a)(ii) contains a list of all written contracts of Seller with respect to the terms of employment and/or compensation for each Person identified on Schedule 5.14(a)(i), and of all such contracts have been provided to Seller. All of Seller’s employees are or were employed on an “at will” basis. As of the Closing Date, all compensation payable to all employees, independent contractors, or consultants of the Business for services performed on or prior to the Closing Date have been paid in full and there are no outstanding agreements, understandings, or commitments of Seller with respect to any compensation, commissions, bonuses, or fees. To the Knowledge of Seller, no Person identified on Schedule 5.14(a)(i) is in violation of any term of any employment contract, non-competition agreement, or any other agreement or restrictive covenant to a former employer and the employment of such Person by Seller does not subject Seller to any liability. To the Knowledge of Seller, no employee identified on Schedule 5.14(a)(i) has any present intention of terminating his or her employment with Seller.

(b)    Except as disclosed on Schedule 5.14(b), Seller does not have any current “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Benefit Plans”). Schedule 5.14(b) identifies all Benefit Plans and all other sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, interest option, interest ownership, and interest purchase plans sponsored by or contributed to by Seller for the benefit of any employees or former employees of a Seller. Seller does not sponsor or contribute to, nor have they ever sponsored or been required to contribute to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA. As applicable with respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, and (ii) all records, notices, and filings concerning (x) Internal Revenue Service or Department of Labor audits or investigations, (y) “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (z) “reportable events” within the meaning of Section 4043 of ERISA. The Benefit Plans are and have been maintained and administered in compliance with the requirements of ERISA and, where applicable, Section 401 of the Code. There are no accumulated funding deficiencies as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to the Benefit Plans. There is not now, nor has there been any prohibited transaction (as defined in Section 406 of ERISA or Sections 503 or 4975 of the Code) involving the Benefit Plans. There are no pending or, to the Knowledge of Seller, threatened investigations or audits by governmental agencies or any claims by or on behalf of the Benefit Plans or by any employee of Seller alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Benefit Plans or arising out of events relating to the employment of the employees of Seller, which could result in a monetary liability, or any material non-monetary liability, on the part of Seller under ERISA or any other law, nor, to the Knowledge of Seller, is there any basis for such a claim.

(c)    Seller is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or, to the Knowledge of Seller, threatened.

(d)    Seller has complied in all material respects with all applicable Laws pertaining to labor and employment in its operation of the Business, including the provisions thereof relating to benefits required to be provided under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (collectively, “COBRA”), wages, hours, working conditions, employee benefit plans and the payment of withholding and social security taxes.

(e)    Except as set forth on Schedule 5.14(e), since January 1, 2019, no present or former employee of Seller has made any claim against Seller (whether under federal or state law, any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any statute, ordinance, or regulation relating to minimum wages or maximum hours of work.

(f)    There is not now pending or threatened any charge or complaint against Seller by the National Labor Relations Board or any representative thereof.

(g)    Except as set forth on Schedule 5.14(g), Seller has not had any worker’s compensation claims asserted against it during the tree (3) years preceding the date hereof.

(h)    Except as otherwise disclosed on Schedule 5.14(h):

(i)    the Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

(ii)    All Pension Plans have received determination letters from the IRS, or have duly adopted a prototype or volume submitter plan which has received an opinion letter from the IRS, to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes, and no determination letter with respect to any Pension Plan has been revoked nor, to the Knowledge of Seller, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

(iii)    No Benefit Plan is now or at any time have been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document have been timely made. All such contributions to, and payments from, any Benefit Plan, except those to be made from a trust, qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, shall be paid by Seller when due, under such Benefit Plan and applicable law.

(iv)    Neither Seller, nor to the Knowledge of Seller any fiduciary, trustee, or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, Seller, Owner, or Buyer to a tax, penalty, or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Benefit Plan is invested in any property constituting “employer real property” or an “employer security”, within the meaning of Section 407 of ERISA.

(v)    All insurance premiums with respect to any insurance policy related to a Benefit Plan for any period up to and including the Closing Date have been paid if and when due on or before the Closing Date.

(vi)    With respect to each Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Seller complies in all respects with the continuation coverage requirements of the Code and ERISA.

(vii)    Seller has not made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life, or disability coverage for any period of time beyond retirement or termination of employment.

(viii)    Seller’s execution of, and performance of the transactions contemplated by this Agreement, will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increase in benefits with respect to any employee.

(ix)    (i)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings, and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i)    All Persons characterized and treated by Seller as consultants or independent contractors of the Business are and have been properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are and have been properly classified.

(j)    Seller has complied with, and not incurred any liability in connection with, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state and local Laws.

(k)    Seller is in compliance with and has complied with all immigration Laws, including Form I-9 requirements. All Seller Employees are authorized to work in the United States.

(l)    Seller has complied with all emergency paid leave provisions in the Families First Coronavirus Response Act (Pub. L. No. 116-127) and other orders, directives, and guidance issued by a Governmental Authority in connection with COVID-19.

5.15    Insurance.

(a)    Schedule 5.15 contains a true, complete and correct list of all policies of liability, errors and omissions, environmental, crime, fidelity, life, fire, workers’ compensation, health, manager, member and officer liability, and all other forms of insurance currently in effect and owned or held by Seller, and identifies for each such policy the underwriter, policy number, coverage type, premium, expiration date, and whether such policy is on an occurrence or claims-made basis. All such insurance policies are outstanding and in full force and effect and all premiums required to be paid with respect to such policies have been paid through the Closing. To the Knowledge of Seller, all insurance policies set forth on Schedule 5.16 cover risks and liabilities to an extent and in a manner customarily carried by Persons conducting a business similar to the Business.

(b)    With respect to each insurance policy required to be listed on Schedule 5.15:

(i)    Seller has not received any notice from any issuers of such policies that any such policies have been terminated, cancelled, or are void, and Seller has not submitted any claim for coverage under any such policy that has been denied on the basis that Seller did not have a valid and binding insurance policy; and

(ii)    Neither Seller nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred that would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy.

5.16    Customers and Suppliers.

(a)    Schedule 5.16(a) lists the top 20 customers of the Business (measured by dollar value of revenue for the applicable period) for each of the past two fiscal years (the “Top Customers”). Except as set forth on Schedule 5.16, no Top Customer has terminated its relationship as a customer of the Business as of the Closing Date.

(b)    Except as set forth on Schedule 5.16(b), in the past 12 months there has been no actual or, to the Knowledge of Seller, threatened termination, limitation, adverse modification, or change in the relationship with any Top Customer, and, to the Knowledge of Seller, there exists no present or future condition or state of facts or circumstances involving a Top Customer would materially and adversely affect the Business, or prevent the conduct of the Business after the Closing in substantially the same manner in which it has heretofore been conducted.

(c)    Schedule 5.16(c) sets forth each supplier or vendor to whom Seller has paid consideration for goods or services rendered an amount equal to or greater than $10,000 in either of the past two fiscal years (the “Material Suppliers”), and the amount of purchases from each Material Supplier during such period.

(d)    Except as set forth on Schedule 5.16(d), in the past 12 months there has been no actual or, to the Knowledge of Seller, threatened termination, limitation, adverse modification, or change in the relationship with any Material Supplier, and, to the Knowledge of Seller, there exists no present or future condition or state of facts or circumstances involving a Material Supplier would materially and adversely affect the Business, or prevent the conduct of the Business after the Closing in substantially the same manner in which it has heretofore been conducted.

5.17    COVID-19 Matters. Schedule 5.17 lists each loan (loans under the Paycheck Protection Program and Economic Injury Disaster Loan program), grant, credit, or other stimulus funding under the CARES Act or any other economic relief plan of any Governmental Entity in connection with the COVID-19 global pandemic that was applied for or received by a Seller Party, including the EIDL Loan and PPP Loans (each, a “CARES Act Loan”). Seller Parties have made available to Buyer complete and accurate copies of all documentation regarding application for and funding under any CARES Act Loans. In submitting all documentation with respect to, and accepting the proceeds of, the CARES Act Loans, the Seller Parties have provided complete and accurate information and have complied with all of the requirements of the CARES Act, including the eligibility and certification requirements for the CARES Act Loans. The Company did not use any proceeds from the CARES Act Loans for any purpose prohibited by the CARES Act. Seller received notice of forgiveness of the PPP Loans on June 10, 2021 and February 24, 2022. As of the Closing, the EIDL Loan has been repaid in full (including principal, interest, and other associated fees or costs) and no Seller Party has any further obligations with respect thereto.

5.18    Real Property and Leases. Seller does not own and has never owned any real property. Schedule 5.18 sets forth a complete list, and a brief description, of all leased real property used in the operation of the Business (the “Premises”). Except for the Premises, Seller does not regularly use or occupy any real property in connection with the conduct of the Business. Seller has a valid leasehold interest in the Premises, free and clear of all Liens except Permitted Liens. Seller has performed all of its obligations under leases for the Premises, expressly including the performance of all monetary obligations. Seller has not received any notice of default from any landlord under any lease for the Premises which default remains uncured.

5.19    Related Party Transactions. Except as set forth on Schedule 5.19, neither Owner nor any member, manager, officer, employee, or independent contractor of Seller, nor any member of any such Person’s immediate family is presently a party to any transaction with such Seller, including any contract, agreement, or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as manager, member, officers, or employees of Seller) to any such person, or to any corporation, partnership, trust, or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee, or partner. Seller is not indebted, directly or indirectly, to any member, manager, officer, employee, or independent contractor of a Seller Party for any liability or obligation, whether arising by reason of ownership, or other written agreement or understanding or otherwise (other than for services as manager, member, officers, or employees of Seller).

5.20    Accounts Receivable. A list of all Closing Receivables is attached hereto on Schedule 5.20. All of the Closing Receivables (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen in the ordinary course of business out of bona fide sales and deliveries of goods, performance of services or other business transactions, and represent legal, valid, binding and enforceable obligations to Seller. There is no contest, claim, or right of set off, relating to the amount or validity of any of the Closing Receivables. The Closing Receivables do not reflect any changes in discounts, rebates, or other benefits offered to customers. In the last 12 months, there have not been any write-offs of any accounts receivable of the Business other than in the ordinary course.

5.21    Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees, contractors, and/or other third parties (collectively, “Personal Information”), Seller is in material compliance with all applicable Laws in all relevant jurisdictions, Seller’s privacy policies, and any contract or codes of conduct to which any of them is a party. Seller has commercially reasonable physical, technical, organizational, and administrative securities measures and policies in place to protect all Personal Information collected by them or on their behalf from any against unauthorized access, use, and/or disclosure. Seller is in compliance in all material respects with all Laws relating to data, loss, theft and breach of security notification obligations and there has been no such data, loss, theft or breach since January 1, 2019.

5.22    Software.

(a)    Schedule 5.22(a) sets forth a list of all computer software and code (including all versions, updates, and modifications thereof, whether in source code, object code, or executable code format, and including all databases, and all related specifications and documentation) used by Seller in connection with the Business (“Software”). Each item of Software performs substantially in accordance with the documentation and other written material used in connection with the item, to the Knowledge of Seller, is free of material defects in programming and operation, and is in machine readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, object and source codes, other written materials, know-how and processes related to the item.

(b)    All Software (i) complies in all material respects with all Laws and industry standards applicable to the Business, and (ii) conforms to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. No Software contains any known bug, defect, or error that has materially adversely affected, or materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of such Software. To the Knowledge of Seller, the Software does not contain any time bombs, viruses, worms, trojan horses, back doors, drop dead devices, or any other software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, software, or data.

5.23    Services. All services provided by Seller to any third-party in connection with the operation of the Business (“Business Services”) have been performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties and all applicable services agreements. Except as set forth on Schedule 5.23, there are no claims or other disputes pending or, to the Knowledge of Seller, threatened against Seller relating to any Business Services or agreements for the provision thereof, and to the Knowledge of Seller, there is no reasonable basis for the assertion of any such claim or dispute.

5.24    No Other Representations and Warranties. Except for the representations and warranties contained in this Section 5 (including the related portions of the Disclosure Schedules), no Seller Party has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller Parties to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties to the Seller Parties, which representations and warranties are true and correct in all respects as of the Closing:

6.1    Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and is qualified to do business and is in good standing in each state where the properties owned, leased, or operated, or the business conducted, by it require such qualification.

6.2    Authorization.

(a)    Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document have been duly authorized, executed, and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against each of Buyer and Parent in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors’ rights generally or by the application of equitable principles. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.

(b)    The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to Buyer; (iii) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach or default of, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any agreement to which Buyer a party or by which Buyer is bound.

6.3    Brokers. Buyer has not incurred, and will not incur, any liability for broker’s or finder’s fees or similar charges in connection with the transactions contemplated by this Agreement.

6.4    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price payable at the Closing and consummate the transactions contemplated by this Agreement.

6.5    Legal Proceedings. There are no actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

6.6    Issuance of Stock. Prior to the Closing, the shares of Stock issuable pursuant to the Purchase Price as of the Closing will have been duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issue and nonassessable, and free of preemptive or any similar rights other than the restrictive legends which indicate that the Stock is subject to the Lock-Up Agreement and is subject to the terms of Rule 144 promulgated under the Securities Act of 1933, as amended.

6.7    SEC Filings. All material statements, reports, schedules, forms, and other documents required to have been filed by Parent or its officers with the SEC in the last three years (“SEC Documents”) have been filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be) and, as of the time they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents (collectively, the "Certifications") are accurate and complete and comply as to form and content in all material respects with all applicable Laws.

6.8    Approval. The board of directors of Buyer has approved the execution of this Agreement and the transactions contemplated hereby.

6.9    No Approvals Required. No approval, authorization, consent, order, or other action of, or filing with, any Person, firm or corporation or any court, administrative agency, or other Governmental Authority is required in connection with the execution and delivery by Buyer or Parent of this Agreement or the consummation by it of the transactions contemplated hereby, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

SECTION 7

COVENANTS OF THE PARTIES

7.1    Public Announcements. Neither Buyer, the Seller Parties, nor any Affiliate or representative of such Persons shall disclose to the public or to any third-party the existence of this Agreement or the transactions contemplated hereby or issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, nothing in this Section 7.1 shall prevent any party or its Affiliates from: (a) making any public announcement or disclosure required by applicable Law or the rules of any stock exchange, in which case the party required to publish such press release or public announcement shall use commercially reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; or (b) disclosing this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, representatives, and agents of such party and its Affiliates, (ii) current and potential lenders to, investors in, and purchasers of such party and its Affiliates, and (iii) any Governmental Authority in order to provide notice, transfer any permits or licenses, or obtain such Governmental Authority’s consent in order to consummate the transaction contemplated by this Agreement or the other Transaction Documents.

7.2    Confidentiality. From and after Closing, each Seller Party shall, and shall cause its Affiliates, agents, and representatives to, hold in confidence and not disclose any and all information, whether written or oral, concerning the Business or the Purchased Assets, except to the extent that such Seller Party can show that such information is generally available to and known by the public through no fault of a Seller Party or any of such Seller Party’s Affiliates or representatives. If the Seller Parties or any of their respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to seek an appropriate protective order or other remedy, and such Seller Party shall use reasonable best efforts to consult with and cooperate with Buyer as reasonably requested by Buyer with respect to taking steps to seek such protective order or remedy, narrow the scope of or resist such requirement, or otherwise preserve the confidentiality of such information. If a protective order or other remedy is not obtained, such Seller Party may disclose the information only to the extent required and will use reasonable best efforts to obtain assurance that confidential treatment will be accorded to such information that is being disclosed.

7.3    Non-Competition; Non-Solicitation.

(a)    Non-Competition. During the period commencing on the Closing Date and continuing until the date that is the later of (x) 5 years after the Closing Date, or (y) 3 years after the termination of Owner’s employment with Buyer pursuant to the Employment Agreement (the “Restricted Period”), each Seller Party shall not, directly or indirectly: (i) engage in or assist in any manner any other Person(s) in engaging in (in any capacity) the Business (the “Restricted Business”) in the United States of America (the “Territory”); or (ii) have an interest in any Person, other than Parent, that engages, directly or indirectly, in or is competitive with the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant. Notwithstanding the foregoing, Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller’s Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. For the avoidance of doubt, this Section 7.3(a) shall not restrict Owner from accepting employment, in an in-house recruiting role or otherwise, with an employer that is not engaged in or competitive with the Business.

(b)    Non-Solicitation of Customers and Business Relations. During the Restricted Period, each Seller Party shall not, and shall not permit any of such Seller Party’s Affiliates to, directly or indirectly, cause, induce, or encourage (or attempt to cause, induce, or encourage) (i) any actual or prospective client, customer, supplier, referral source, licensor, or other business relation of the Business (including any existing or former client, customer, or supplier of Seller and any Person that becomes a client, customer, or supplier of the Business after the Closing), or (ii) any actual or prospective client, customer, supplier, referral source, licensor, or other business relation of Buyer or any of its Affiliates with whom Owner has direct contact in the course of Owner’s employment with Buyer following Closing, to terminate or modify any such actual or prospective business relationship with Buyer or any of its Affiliates (as applicable). For purposes of this Agreement, a “prospective” client, customer, supplier, referral source, licensor, or other business relation of the Business or Buyer shall mean any Person to whom Buyer provided a targeted written proposal for services, or with whom Buyer engaged in substantive discussions for the provision of services, within the preceding 18 months.

(c)    Non-Solicitation of Employees. During the Restricted Period, each Seller Party shall not, and shall not permit any of such Seller Party’s Affiliates to, directly or indirectly, (i) hire or solicit any employee or independent contractor of Buyer or any of its Affiliates except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors or (ii) encourage any such employee or independent contractor to leave such employment or engagement with Buyer or any of its Affiliates.

(d)    Equitable Relief. Each Seller Party acknowledges that a breach or threatened breach of this Section 7.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), in order to prevent breaches or threatened breaches of the provisions of this Section 7.3 and to enforce specifically such terms and provisions. In addition, in the event of a breach or violation (as determined by a court of competent jurisdiction) by a Seller Party of this Section 7.3, the Restricted Period will be tolled for the period of such breach or violation.

(e)    Reasonableness of Restrictions. The Seller Parties acknowledge that the restrictions contained in this Section 7.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.4    Prohibition on Trading in Parent Stock. The Seller Parties acknowledge that the United States securities laws prohibit any Person who has received material non-public information concerning the matters which are the subject matter of this Agreement or concerning Buyer or Parent generally from purchasing or selling the securities of Parent, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent. Accordingly, the Seller Parties shall not purchase or sell securities of Parent and shall each instruct and direct their respective officers and employees not to purchase or sell any securities of Parent, or communicate such material non-public information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent, until no earlier than 72 hours following the distribution of a press release announcing the Closing pursuant to this Agreement.

7.5    Rule 144. Buyer hereby covenants and agrees with Owner that Parent shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action within its reasonable control as the Owner may reasonably request, all to the extent required to enable the Owner to sell the Stock (provided that such Stock is not subject to the Lock-Up Agreement) pursuant to and in accordance with Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) (“Rule 144”) or any similar rule or regulation hereafter adopted by the SEC. Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144.

7.6    Parties’ Access to Records After Closing. The Seller Parties acknowledge that all customer lists, records, and other information pertaining to Seller, the Business, or its customers that are included in the Purchased Assets are proprietary, confidential information and that on and after the Closing, all such lists, records, and information shall be the property of Buyer. Each of the parties agrees to preserve until December 31, 2028, all records in its possession relating to any of the assets, liabilities, or business of Seller for all time periods hereof ended on or prior to the Closing Date, or to the transactions contemplated herein. In the event that either party needs access to such records in the possession of the other party relating to any of the assets, liabilities, or business of Seller or to the transactions contemplated herein for the purpose of preparing income Tax Returns or for complying with any audit request, subpoena, or other investigative demand by any governmental authority or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party’s expense).

7.7    Refunds and Remittances. If Seller, on the one hand, or Buyer, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any other interest earned thereon, to an account or accounts designated in writing by such other party.

7.8    Bulk Sales and Transfer Taxes.

(a)    The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the Business or the sale of any or all of the Purchased Assets to Buyer; it being understood that Seller Parties, jointly and severally, shall indemnify the Buyer Indemnified Parties for any and all Losses incurred by any Buyer Indemnified Party as a result of the non-compliance with any applicable bulk sales, bulk transfer, or similar Laws.

(b)    All transfer, documentary, sales, use, stamp, registration, value added, and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated in this Agreement shall be borne and paid by Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

7.9    Further Assurances; Post Closing Assistance. At the Closing, and from time to time thereafter, each Seller Party shall, at the request of Buyer and subject to Section 2.3, take all action necessary to put Buyer in actual possession and operating control of the Purchased Assets, and shall execute and deliver to Buyer such further instruments of assignment, consent, transfer, and conveyance, and take such other actions, as Buyer or counsel for Buyer may reasonably request, in order more effectively to transfer and convey the Purchased Assets and the Business to Buyer. Each Seller Party shall, at the request of Buyer, cooperate with Buyer in sending a notice to Seller’s customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers.

7.10    Post-Closing Matters Relating to Seller.

(a)    Within 15 days following the Closing Date (unless Buyer agrees to extend the same in writing), Seller shall file in the office of the Secretary of State of California, an amendment of Seller’s Articles of Organization which, upon filing will change such Seller’s corporate name to a name which does not include the characters “TH”, “TalentHerder,” or any name that is similar thereto and which is otherwise acceptable to Buyer. Prior to such time, Seller may only use such name or names to satisfy its post-Closing obligations hereunder.

(b)    Within 30 days following the Closing Date (unless Buyer agrees to extend the same in writing), Seller shall deliver to Buyer updated Financial Statements prepared in accordance with GAAP (i.e. without any non-GAAP adjustments resulting from application of the Historical Accounting Methodology) based on the books and records of the Business on a consistent basis throughout the periods involved.

(c)    Within 180 days following the Closing Date, Seller shall deliver to Buyer a filed copy of the UCC-3 termination statement terminating the security interest granted in favor of the SBA in connection with the EIDL Loan.

7.11    Closing Receivables.

(a)    Contemporaneous with Closing, Seller shall send written notice to each of their customers directing such customers to send all payments constituting Closing Receivables to an address designated by Buyer prior to the Closing. Seller shall take such other commercially reasonable action as may be necessary to cause all of such customers to send payments to such address. After the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller or the Business on any check or other evidence of indebtedness received by Buyer on account of the Closing Receivables.

(b)    Following Closing, Buyer shall use commercially reasonable efforts to collect the Closing Receivables in the ordinary course of business (but shall not be obligated to institute legal or collection proceedings or otherwise incur expenses outside of the ordinary course).

(c)    During the Adjustment Period, Seller shall (and Owner shall cause Seller to) immediately deliver, transfer, and assign to Buyer (without consideration) any cash or cash equivalents received by Seller after the Closing in respect of the Closing Receivables. In the event any Uncollected Receivables are received by Buyer after the Adjustment Period, then Buyer shall, subject to Buyer’s right of set-off pursuant to Section 9.5, remit such Uncollected Receivables to Seller.

7.12    Transition Period; Seller Employees.

(a)    At the Closing, Buyer and Seller shall enter into a transition services agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), pursuant to which, inter alia, (i) Seller shall maintain the employment of each Person employed by Seller as of the Closing (the “Seller Employees”) at their current level of compensation and shall maintain Seller’s existing Benefit Plans, and (ii) Buyer shall pay to Seller amounts equal to the fully-burdened payroll expenses and employee benefit premiums and other similar out-of-pocket expenses of such Seller Employees through the Employee Transition Date, all in accordance with the Transition Services Agreement.

(b)    Seller shall maintain all of Seller’s Benefit Plans and insurance policies that are in effect as of the Closing through the Employee Transition Date.

(c)    Except as included in the Final Closing Net Working Capital, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for:

(i)

any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business (including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay) for any period relating to the service with Seller at any time on or prior to the Closing Date;

(ii)

the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date; and

(iii)

all worker's compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business, which relate to events occurring on or prior to the Closing Date, to the extent required by applicable Law.

(d)    In accordance with the Transition Services Agreement, following the close of business on December 31, 2022 or such other time as mutually agreed by the parties in accordance with the Transition Services Agreement (such date, the “Employee Transition Date”), (i) Seller shall terminate the employment of the Seller Employees and (ii) Buyer shall offer employment on an “at will” basis to all or substantially all of the Seller Employees (provided, that it is acknowledged and agreed that Adam Millard and Hind El Baroug will not be offered employment with Buyer) who remain employed by Seller as of the Employee Transition Date at their current compensation as shown on Schedule 7.12 and, as a condition to employment with Buyer, will request that each of Seller Employees execute and deliver a non-disclosure and restrictive covenants agreement in a form satisfactory to Buyer. The obligations of Buyer hereunder shall not be deemed to be, nor shall they constitute, a requirement to employ any Seller Employee for any specified period of time, whether pursuant to the terms described herein or any other terms. For the sake of clarity, Buyer shall be responsible for any severance payments, or any other expenses or costs (including (including without limitation any legal fees or expenses, settlement payments, penalties, damages, taxes, and court costs) related to or arising out of the termination of any Seller Employees not retained by Buyer on or after the Closing Date.

(e)    This Section 7.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.12, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.12. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.12 shall not create any right in any Seller Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

7.13    Tax Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by Buyer or the Seller Parties, in connection with (i) the preparation and filing of any Tax Return relating to the Business or the Purchased Assets, (ii) any Tax audit or other Tax proceeding with respect to the Business or the Purchased Assets, and (iii) any other matter under this Agreement relating to Taxes with respect to the Business or the Purchased Assets, in each case with respect to any Pre-Closing Tax Period. Such cooperation shall include the retention and, upon Buyer’s or the Seller Parties’ request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Parties agree to: (A) retain all books and records relevant to Tax matters with respect to the Business or Purchased Assets with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period; and (B) give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests upon such notice, the Seller Parties shall allow Buyer to take possession of such books and records.

7.14    Tax Returns. Seller shall prepare and file or cause to be prepared and filed all income Tax Returns with respect to the Business or the Purchased Assets that are required to be filed by the Seller after the Closing Date with respect to any Pre-Closing Tax Period. Seller shall also prepare and file or cause to be prepared and filed all other Tax Returns with respect to the Business or the Purchased Assets that are required to be filed by the Seller after the Closing Date with respect to any Pre-Closing Tax Period and such other Tax Returns shall be prepared in a manner consistent with past practice unless required by applicable Law.

7.15    Straddle Periods. With respect to any Straddle Period, the allocation of Tax liability shall be made as follows:

(a)    in the case of ad valorem (real property and personal property) Taxes, Taxes attributable to the Pre-Closing Tax Period shall include the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and

(b)    in the case of any other Taxes, Taxes attributable to the Pre-Closing Tax Period shall include the amount of Taxes for the portion of a Straddle Period ending on the Closing Date, determined based on an interim closing of the books as of the Closing Date. Notwithstanding the foregoing, any income or gain that results from any action taken on the Closing Date by any Party at the direction of a Seller Party will be allocated to the Pre-Closing Tax Period.

SECTION 8

CLOSING

8.1    Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur contemporaneously with the execution of this Agreement on the date hereof (the “Closing Date”) by the electronic exchange (via email by .pdf, DocuSign, or other mutually acceptable electronic means) of the Transaction Documents together with the other closing deliverables required hereunder.

8.2    Effective Time. The parties agree that, to the fullest extent permissible under GAAP, from and after the Closing, the transactions which are to take place at the Closing shall be considered to have taken place simultaneously and are effective as of 12:01 a.m. on October 2, 2022 the (“Effective Time”).

8.3    Deliveries by Seller. At the Closing, the Seller Parties shall deliver the following to Buyer (each in a form reasonably acceptable to Buyer):

(a)    a certified copy of resolutions of the managers and members authorizing the making, execution, and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby, together with an incumbency certificate, each of which shall be certified as true, complete, and correct as of the Closing Date by the secretary of Seller;

(b)    a bill of sale in form and substance reasonably satisfactory to Buyer pursuant to which Seller transfer and convey to Buyer all of Seller’s right, title, and interest in and to the tangible Purchased Assets (“Bill of Sale”), duly executed by Seller;

(c)    an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer pursuant to which Seller transfers and assigns to Buyer all of Seller’s right, title, and interest in and to the intangible Purchased Assets and Buyer assumes from Seller the Assumed Liabilities (the “Assignment Agreement”), duly executed by Seller;

(d)    executed consents from each of the Persons identified on Schedule 5.4(b);

(e)    a good standing certificate with respect to Seller issued by the Secretary of State of California dated no more than 10 days prior to the Closing Date;

(f)    payoff letters in form and substance acceptable to Buyer from the Persons holding any funded indebtedness of Seller and a release of all such Liens on any Purchased Asset in form and substance acceptable to Buyer;

(g)    the Employment Agreement in the form as set forth in Exhibit A attached hereto, duly executed by Owner;

(h)    original copies of such consents, approvals, licenses, permits, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated by this Agreement as set forth in Schedule 5.7;

(i)    a certificate from Seller that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(j)    a Lock-Up Agreement duly executed by Owner in the form as set forth in Exhibit D attached hereto (the “Lock-Up Agreement”);

(k)    the Transition Services Agreement in the form as set forth in Exhibit B attached hereto, duly executed by Seller; and

(l)    such other documents as are reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereto.

8.4    Deliveries by Buyer. At the Closing, Buyer shall deliver the following to the Seller Parties:

(a)    the Closing Payment;

(b)    the Stock as set forth in Section 3.1(a)(iii);

(c)    a certified copy of resolutions of the board of directors of Buyer authorizing the making, execution, and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby;

(d)    the Bill of Sale, duly executed by Buyer;

(e)    the Assignment and Assumption Agreement; duly executed by Buyer

(f)    the Employment Agreement, duly executed by Buyer;

(g)    the Transition Services Agreement, duly executed by Buyer; and

(h)    such other documents as are reasonably requested by the Seller Parties in connection with the consummation of the transactions contemplated hereby.

SECTION 9

INDEMNIFICATION

9.1    Indemnification by Seller Parties. Subject to Section 9.4, the Seller Parties, jointly and severally, shall indemnify, defend, and hold harmless Buyer and its Affiliates and their respective stockholders, directors, officers, employees, representatives, agents, successors, and assigns (“Buyer Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed on, any of the Buyer Indemnitees arising out of, resulting from, or relating to:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller or Owner contained in this Agreement or any other Transaction Document;

(b)    any breach or non-fulfillment of any covenant, agreement, or other obligation to be performed by Seller or Owner pursuant to this Agreement or any other Transaction Documents;

(c)    any Excluded Asset or Excluded Liability;

(d)    Seller’s ownership of the Purchased Assets and/or operation of the Business prior to the Closing (other than the Assumed Liabilities);

(e)    the conduct of Seller’s business (other than the Business acquired by Buyer) after the Closing Date;

(f)    any non-compliance with the terms of a CARES Act Loan or other government relief programs (including any future determination that Seller was ineligible to participate in such programs) or the inability to secure forgiveness with respect to a CARES Act Loan due to improper use of proceeds pre-closing or otherwise;

(g)    any unsatisfied Negative Adjustment Amount;

(h)    any matters set forth on Schedule 9.1; or

(i)    enforcement of this Section 9.1.

9.2    Indemnification by Buyer. Subject to Section 9.4, Buyer shall indemnify, defend, and hold harmless Seller, Owner, and their respective Affiliates, stockholders, directors, officers, employees, representatives, agents, successors, and permitted assigns (“Seller Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed on, any of the Seller Indemnitees arising out of, resulting from, or relating to:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document;

(b)    any breach or non-fulfillment of any covenant, agreement, or other obligation to be performed by Seller or Owner pursuant to this Agreement or any other Transaction Documents;

(c)    any of the Assumed Liabilities;

(d)    Buyer’s ownership of the Purchase Assets and/or operation of the Business after the Closing Date; or

(e)    Enforcement of this Section 9.2.

9.3    Methods of Asserting Claims for Indemnification. All claims for indemnification under this Agreement shall be asserted as follows:

(a)    Third Party Claims.

(i)    In the event that any claim, demand, or dispute for which a party (the “Indemnified Party”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnified Party by a third-party (a “Third-Party Claim”), the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing of such Third-Party Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Third-Party Claim arises, and the amount or the estimated amount thereof (the “Claim Notice”). The Indemnifying Party shall have 30 days (or, if shorter, a period to a date not less than 10 days prior to when a responsive pleading or other document is required to be filed but in no event less than 10 days from delivery of the Claim Notice) (the “Notice Period”) to notify the Indemnified Party (1) whether or not the Indemnifying Party disputes liability hereunder with respect to such Third-Party Claim and (2) whether or not the Indemnifying Party desires to control the defense and settlement of such Third-Party Claim employing counsel of its choice, the fees and expenses of which shall be at the Indemnifying Party’s sole cost and expense, which such counsel must be reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to control the defense and settlement of a Third-Party Claim employing counsel of its choice in its sole discretion if (A) the Indemnifying Party has not elected to control the defense and settlement of such Third-Party Claim, (B) such Third-Party Claim, if successful, would be reasonably likely to result in the imposition of injunctive or other equitable relief against the Indemnified Party, or (C) the Indemnified Party has been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third-Party Claim (as determined by applicable conflicts of interest rules restricting attorney conduct) and, in each such case, all costs and expenses of such proceedings, including the reasonable fees and expenses of counsel, and the amount of any settlement or judgment in connection with such Third-Party Claim, shall subject to the limitations in this Section 9, be at the Indemnifying Party’s sole cost and expense if it shall thereafter be found that such Third-Party Claim was subject to indemnification by the Indemnifying Party hereunder.

(ii)    If the Indemnifying Party elects to, pursuant to Section 9.3(a)(i), defend the Third-Party Claim by appropriate proceedings, such proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion in such a manner as to minimize any risk of additional damage to the Indemnified Party and all costs and expenses of such proceedings, including the fees and expenses of counsel, and the amount of any settlement or judgment, shall be paid by the Indemnifying Party; provided, however, that (1) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment unless (A) there is no finding or admission of any violation of law by or on behalf of the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (C) the settlement or compromise includes the giving by the claimants/plaintiffs to the Indemnified Party of an unconditional release from all liabilities in respect of such Third-Party Claim, and (D) the settlement or compromise does not impose injunctive or other equitable relief upon the Indemnified Party, and (2) the Indemnified Party shall have no liability with respect to any settlement or compromise of any Third-Party Claim effected without its consent. If the Indemnified Party desires to employ counsel separate from the counsel employed by the Indemnifying Party to participate in any defense or settlement of a Third-Party Claim that the Indemnifying Party has elected to defend, it may do so at its sole cost and expense.

(b)    Direct Claims. Any claim or action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)    Cooperation of Parties. If either party chooses to defend or participate in the defense of any liability, it shall have the right to receive from the other party, subject to any restriction of applicable law or that may be necessary to preserve the privilege of attorney-client communications, any books, records, or other documents within such other party’s control that are necessary or appropriate for such defense.

9.4    Survival and Limitations.

(a)    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement and remain in force and effect until the date that is 18 months from the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties contained in Section 5.1 (Capitalization), Section 5.3 (Organization), Section 5.4 (Authorization; Conflicts), Section 5.10 (Title), Section 5.12 (Brokers), Section 5.17 (COVID-19 Matters), Section 6.1 (Organization), Section 6.2 (Authorization), and Section 6.3 (Brokers) shall survive the consummation of the transactions contemplated by this Agreement indefinitely, and (ii) the representations and warranties contained in Section 5.8 (Taxes) and Section 5.14 (Employees; Benefit Plans) shall survive and remain in full force until the date that is 60 days following the expiration of the statute of limitations with respect to the underlying claim (the representations and warranties identified in the preceding clauses (i) and (ii), collectively, the “Fundamental Representations”). Notwithstanding the foregoing (but subject to the other limitations in this Agreement), any claim relating to fraud by a Seller Party or Buyer may be made at any time without limitation.

(b)    Survival of Covenants. All covenants and agreements set forth herein requiring performance following the Closing shall survive the Closing in accordance with their respective terms until fully performed. The indemnification obligations specified in Sections 9.1(b)-(h) shall survive the Closing indefinitely.

(c)    Basket. An Indemnifying Party shall not be liable to any Indemnified Party for indemnification with respect to any claim capable of being made pursuant to Section 9.1(a) or 9.2(a) until the aggregate amount of all Losses in respect of indemnification pursuant to Section 9.1(a) or 9.2(a), as the case may be, exceeds $75,000, in which event the Indemnifying Party shall be liable for all Losses. The provisions of this Section 9.4(c) shall not apply to claims of breach of the Fundamental Representations.

(d)    General Cap. The aggregate amount of all Losses for which an Indemnifying Party shall be liable in the aggregate with respect to all claims capable of being made pursuant to Section 9.1(a) or Section 9.2(a) (other than claims arising from breach of the Fundamental Representations or fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement), shall not exceed $1,000,000.

(e)    Insurance. Payments by an Indemnifying Party pursuant to Section 9.1 or Section 9.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received by the Indemnified Party (net of any applicable deductible or retention and adjustment for reasonably anticipated premium increase resulting therefrom).

(f)    Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that has given rise thereto.

(g)    Fraud. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the limitations in this Section 9 shall not apply to any Loss arising from or with respect to which there is a finding or judgment of fraud.

9.5    Right of Set-Off; Clawback. The amount of any Losses as to which Buyer is entitled to indemnification hereunder may be set off by Buyer against any payments due from Buyer to a Seller Party after the Closing Date, expressly including any Earn-Out Consideration or any payment pursuant to Section 3.2(c) of this Agreement. In addition, Buyer may elect, in its sole discretion, to have any unpaid Losses satisfied by redemption or claw back (without consideration) of that amount of shares of Remaining Restricted Stock equal to the amount of such unpaid Losses, with the value of such Remaining Restricted Stock determined based on the Price Per Share.

9.6    Exclusive Remedies. Except in the case of fraud or for a claim under Section 7.2 or Section 7.3 of this Agreement, for which the parties shall have any available legal remedy under this Agreement or at law, the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9.

9.7    Additional Provisions.

(a)    Amounts paid in respect of indemnification obligations of the parties pursuant to this Section 9 shall be treated as an adjustment to the Purchase Price paid by Buyer for Tax purposes, unless otherwise required by applicable Law.

(b)    A party may not recover for a Loss or other amount more than once under this Agreement; provided, however, that subject to the limitations in the immediately preceding clause, nothing herein shall require a party to make a claim for Losses or other amounts under only one provision of this Agreement.

SECTION 10

MISCELLANEOUS

10.1    Exclusive Jurisdiction. Except for a legal action (at law or equity) for a breach or threatened breach of Section 7.2 or Section 7.3 of this Agreement, which may be brought and maintained in any court of competent jurisdiction, any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the United States District Court in the State of Delaware or in any court of the State of Delaware having jurisdiction in New Castle County. Each party to this Agreement submits to the exclusive jurisdiction of such courts and their respective appellate courts for the purposes of all legal actions and proceedings arising out of or relating to this Agreement. Each party further waives any objection to the laying of venue for such suit, action, or proceeding in such courts, and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

10.2    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or if sent by overnight delivery, confirmed telecopy, prepaid first class registered or certified mail, or e-mail (with electronic confirmation of delivery or receipt), to the following addresses or telecopy numbers, or such other addresses or telecopy numbers as are given to the other parties to this Agreement in the manner set forth herein:

If to Buyer:	RCM Technologies (USA), Inc. 2500 McClellan Avenue, Suite 350 Pennsauken, NJ 08109 Attn: Kevin Miller E-mail: kevin.miller@rcmt.com
With a copy to:	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 Attention: Ryan Udell & Adam Chelminiak E-mail: udellr@ballardspahr.com chelminiaka@ballardspahr.com

If to Seller or Owner:	TalentHerder LLC 9008 Elk Drive Clayton, CA 94156 Attn: Chris Adams Email: chris@talentherder.com
With a copy to:	Inceptiv Law 12463 Rancho Bernardo Rd #281 San Diego, CA 92128 Attn: Johnny Chen Email: johnny.chen@inceptiv.law

Any such notices shall be effective when delivered in person or sent by confirmed telecopy, one business day after being sent by overnight delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt

10.3    Nature of Representations and Warranties. Subject to the provisions of Section 12.4, all of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants, and agreements contained in this Agreement, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises, or information, written or oral, made by the other party or parties or any other Person shall not be deemed a waiver of any breach of any such representation, warranty, covenant, or agreement.

10.4    Successors and Assigns. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

10.5    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof. The Transaction Documents supersede all prior negotiations, letters, and understandings relating to the subject matter hereof.

10.6    Amendment. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by each party hereto.

10.7    Assignment. This Agreement may not be assigned by any party hereto, nor may any provision hereof be waived, without the prior written consent of the other parties; provided, however, that Buyer may (i) assign this Agreement to any Affiliate any Person which becomes a successor in interest (by purchase of assets or stock, or by merger, consolidation, or otherwise) to Buyer and (ii) assign its rights and remedies under this Agreement to any lender (or agent on behalf of lenders) as collateral security for the obligations of Buyer.

10.8    Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

10.9    Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10    Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

10.11    Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

10.12    Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality, or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.13    Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

10.14    No Third-Party Beneficiaries. Except as set forth in Section 9, no Person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. Except as set forth in Section 9, it is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

10.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. The Transaction Documents may be executed and accepted by facsimile or emailed .pdf signature and any such signature shall be of the same force and effect as an original signature.

10.16    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.

10.17    Expenses. Except as otherwise provided herein, Buyer and Seller shall each pay all of their own fees, costs, and expenses (including fees, costs, and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives) incurred in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

10.18    Deliveries to Buyer. The parties hereto agree and acknowledge that all documents or other items delivered to Buyer as demonstrated by documentary transmittal for or on behalf of Seller in connection with the transactions contemplated by this Agreement or uploaded and made available in the Data Room at least 2 Business Days prior to Closing Date shall be deemed to have been delivered, provided, or made available to Buyer for all purposes hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

RCM Technologies (USA), Inc.

By:/s/ Kevin D. Miller
Name: Kevin D. Miller
Title: Chief Financial Officer

SELLER:

TalentHerder LLC

By:/s/ Christopher G. Adams
Name: Christopher G. Adams
Title: Sole Member

OWNER:

By:/s/ Christopher G. Adams
Christopher G. Adams

Schedule 2.2(h)

Excluded Assets - Contracts

[Information redacted]

Schedule 2.2(j)

Excluded Assets - Other

[Information redacted]

Schedule 4.1

Assumed Liabilities

[Information redacted]

Schedule 7.12

Seller Employee Compensation

[Information redacted]

Schedule 9.1

Indemnification

[Information redacted]

EXHIBIT A

Form of Employment Agreement

[See attached.]

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 7, 2022 (the “Effective Date”), by and between RCM Technologies (USA), Inc., a New Jersey corporation (“Employer”), and Christopher G. Adams (“Employee”).

Background

WHEREAS, Employee owns 100% of the membership interests of TalentHerder LLC, a California limited liability company (“TalentHerder”);

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of the Effective Date, by and among Employer, Employee, and TalentHerder (the “Purchase Agreement”), Employer is acquiring substantially all of the assets, properties, and rights of TalentHerder used in the operation of its business (the “Acquisition Transaction”);

WHEREAS, contemporaneously with, and as a condition of, the closing of the Acquisition Transaction pursuant to the Purchase Agreement, Employee has agreed to enter into this Agreement; and

WHEREAS, Employer considers the employment and retention of Employee as essential to the value of the assets and goodwill of TalentHerder’s business and would not enter into the Acquisition Transaction but for Employee’s agreement to become an employee of Employer pursuant to the terms and conditions of this Agreement.

Agreement

In consideration of the mutual promises and covenants contained herein, the consideration paid hereunder, and intending to be legally bound hereby, the parties agree as follows:

1.    Employment. Employer hereby employs Employee, and Employee accepts employment with Employer, in the position of Senior Vice President of Resource Process Outsourcing (or such other title as determined from time to time by Employer) with responsibility for managing and directing the business acquired from TalentHerder in the Acquisition Transaction (the “TH Business”), upon the terms and conditions set forth in this Agreement. Employee will perform such duties consistent with such position and otherwise as may be reasonably assigned by Employer from time to time. Employee will report to the senior executive(s) designated by Employer from time to time.

2.    Term. The term of this Agreement shall be for a period of 63 months commencing on the Effective Date (the “Term”).

3.    Duties.

(a)    Employee shall devote Employee’s full time and attention to Employee’s duties to Employer hereunder. Employee shall at all times discharge Employee’s duties in consultation with and under the supervision of Employer’s senior executive as designated by Employer in its sole discretion. Employee shall not engage in any business or perform any services in any capacity whatsoever other than for Employer or its affiliated entities without the prior written approval of Employer. Employee shall: (i) refer to Employer or its affiliated entities any and all business opportunities, offers, solicitations, or prospects to provide goods and services of the type provided by Employer or its affiliated entities which come to the attention of Employee; and (ii) instruct those employees of Employer under Employee’s supervision to refer to Employer or its affiliated entities any and all business opportunities, offers, solicitations, or prospects to provide goods and services of the type provided by Employer or its affiliated entities which come to their attention.

1

(b)    At a reasonable time prior to the beginning of each fiscal year of Employer as determined by Employer in its normal course of business, Employee shall be responsible for the preparation of a comprehensive draft annual budget and/or business plan as designated by Employer (hereinafter “Annual Budget”) for the management of the TH Business for the immediately following fiscal year. The Annual Budget shall be submitted by Employee to Employee’s reporting supervisor. The Annual Budget shall include, without limitation, a detailed annual budget forecast. Employee’s supervisor shall provide Employee with any comments to the Annual Budget and thereafter Employee shall revise the Annual Budget to respond to such comments.

4.    Compensation. For all services to be rendered by Employee hereunder, Employer shall pay to Employee base salary at the rate of [Information redacted] per year (the “Base Salary”) to be paid in accordance with the general payroll practices of Employer from time to time in effect.

5.    Benefits.

(a)    Vacation. Employee shall receive 3 weeks of paid vacation per calendar year (prorated for partial calendar years) to be taken in accordance with Employer’s vacation policies, as in effect from time to time. Vacation pay shall be non-cumulative and to the extent not taken shall not be compensated.

(b)    Holidays. Employee shall be entitled to those holidays allowed for by Employer’s policy, as in effect from time to time.

(c)    Illness. If Employee is prevented from performing Employee’s duties by reason of illness or incapacity for an aggregate of 60 days in any year of this Agreement, Employer shall not be obligated to pay Employee compensation for any period of absence in excess of the aggregate of 60 days in any year. Sick pay shall be non-cumulative and, to the extent not used, shall not be compensated.

(d)    Disability. In the event of any Disability (as defined below) of Employee, then Employer, in addition to the remedy provided for in Section 5(c) hereof, may on 15 days’ prior written notice, terminate Employee’s employment. As used in this Agreement, the term “Disability” means the inability of Employee, due to a physical or mental disability for a period of either (i) 3 consecutive calendar months, or (ii) 180 days (whether or not consecutive) during any 360-day period, to substantially perform the services contemplated under Section 3 of this Agreement, with or without reasonable accommodation. If Employee is absent from Employee’s job during such period and fails to perform any material services during such period, Employee’s Disability shall be conclusive. If Employee is not absent from Employee’s job during such period or otherwise performs services hereunder during such period, a determination of Disability shall be made by a physician reasonably satisfactory to both Employee and Employer, provided that, if Employee and Employer cannot agree on a physician, Employee and Employer shall each select a physician and these two shall select a third physician whose determination shall be binding upon all parties.

(e)    Other Benefits. Employee shall be eligible to receive or participate in such other fringe benefits and benefit plans as are provided or made available from time to time to other similarly situated employees of Employer.

2

6.    Termination.

(a)    Notwithstanding any other provision hereof, Employee’s employment under this Agreement and the obligations of Employer to Employee hereunder shall terminate immediately upon the death of Employee or termination of Employee’s employment for Cause.

(b)    For purposes of this Agreement, “Cause” shall mean that Employer has determined, in its reasonable sole discretion, that Employee has engaged in any of the following: (i) pleading guilty or no contest to, or conviction of, a felony or other crime involving moral turpitude; (ii) indictment for a crime of theft, fraud, embezzlement, dishonesty, or the violation of any law relating to the business or affairs of Employer or involving moral turpitude; (iii) the willful and repeated failure of Employee to perform any material duties, or the gross negligence of Employee in the performance of such duties, which, in the reasonable judgment of Employee’s reporting supervisor, causes (or could reasonably be expected to cause) significant loss, damage, or injury to the property or reputation of Employer or the TH Business; (iv) a violation of Employer’s policies and procedures applicable to its employees (including, but not limited to, business conduct guidelines, code of ethics, prohibitions on alcohol or illegal drug use, anti-discrimination policies, and anti-harassment policies), where such violation results in material harm to the Company; (v) a breach of this Agreement or any other written agreement between Employer and Employee, where such breach results in material harm to the Company; or (vi) the misappropriation (or attempted misappropriation) of any of Employer’s funds or property; provided, that, with respect to subsections (iii), (iv) and (v) above, and only in the event such conduct is capable of being cured, Cause will only be deemed to occur after written notice to Employer describing in reasonably specific detail the events/actions giving rise to the Cause determination, and the failure by Employer to cure such events/actions giving rise to the Cause determination within 10 days following such written notice.

(c)    If Employee is terminated for any reason (including without limitation, death, Disability, Employee’s resignation, or termination for Cause), then all compensation, bonuses, and benefits accrued to the termination date shall be paid to Employee and thereupon, except for such additional obligations of Employer to Employee in respect of a termination by the Employer without Cause as provided hereunder, all obligations of Employer to Employee shall cease.

(d)    Subject to Section 6(e), if Employee is terminated by Employer without Cause prior to the expiration of the Term, then Employee shall also be entitled to receive the lesser of (i) Base Salary for 24 months, or (ii) Base Salary for the remainder of the Term, in either case less all applicable withholdings and to be paid in accordance with the general payroll practices of Employer in effect as if Employee was still employed (each a “Severance Payment” and collectively, the “Severance Payments”). During the period (if any) when Employee receives Severance Payments hereunder, Employee shall not be considered an employee of the Employer and will not earn or accrue any paid time off or bonus, and will not be entitled to receive medical, dental, fringe, or any other employee benefits (other than any rights Employee may have under any federal or state law relating to continuation of group health coverage at Employee’s expense).

(e)    In order to receive any Severance Payment hereunder: (A) Employee must sign and not revoke within the time frame for revocation set forth therein or provided under applicable law a general release of the Employer and its affiliates of all claims related to the Employee’s employment with the Employer, including termination thereof, in the form attached as Exhibit A hereto (the “Release”); and (B) such Release must become effective and irrevocable no later than sixty (60) days after the termination of Employee’s employment. If Employee fails to sign the Release within such sixty (60) day period, or in the event Employee revokes the Release as permitted by its terms or by applicable law, the Employee will forfeit any Severance Payments that would otherwise be payable to the Employee. Additionally, the receipt

3

of any Severance Payment is conditioned upon the Employee’s satisfactory return of any Employer property and Confidential Information within the Employee’s possession or control and the Employee’s compliance with the provision of Sections 9, 10, and 11. Subject to satisfaction of the conditions set forth in this Section 6(e), all Severance Payments under this Agreement shall accrue from the date of the termination of employment and shall be made or commence on the 60th day following the Employee’s termination of employment and thereafter shall be paid pursuant to the timing of Company’s standard payroll process, with any accrued but unpaid severance being paid on the date of the first payment.

7.    Expenses. During the term of this Agreement, Employer agrees to pay all reasonable expenses incurred by Employee in furtherance of the business of Employer including travel and entertainment expense. Employer agrees to reimburse Employee for any such expenses upon submission by Employee of a statement itemizing such expenses.

8.    Medical Insurance. During the term of this Agreement, Employer shall include Employee in the medical insurance coverage provided for employees of Employer.

9.    Confidentiality.

(a)    While this Agreement is in effect and at any time after termination of Employee’s employment under this Agreement, Employee will not, without authorization of Employer, disclose to, or make use of for the benefit of Employee or any other person or entity, any Trade Secrets or Confidential Information concerning Employer or the TH Business, including names of clients, profit margins, pricing, business methods, operations systems, financing, or services offered.

(b)    For the purposes of this Agreement, “Trade Secret” means information, without regard to form (including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers), which (i) is not commonly known by or available to the public, (ii) derives economic value (actual or potential) from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)    For the purposes this Agreement, “Confidential Information” means any confidential, proprietary, or nonpublic information relating to Employer or its businesses, or used in the scope of Employee’s duties on behalf of Employer, which is or has been disclosed to Employee orally or in written, electronic, or other form or media, or of which Employee became aware as a consequence of or through Employee’s relationship with Employer, whether or not identified as ‘confidential’, including proprietary information, technical data or know-how, including, but not limited to, research, methods, strategies, services, customer lists, prospective customer lists, customer records, telephone lists and all other information with respect to customers (including, but not limited to, customers of Employer on whom he called or with whom he became acquainted during the term of his employment), documents, notes, working papers, records, systems, contracts, agreements, market data and related information, software, developments, technology, marketing plans, finances, pricing and credit documents and policies, service development techniques or plans, business acquisition plans, new personnel acquisition plans, or other business information presently owned or at any time hereafter developed by Employer or its agents used presently or at any time hereafter in the course of the Employer’s business, and any notes, analyses, compilations, reports, forecasts, studies, data, summaries, interpretations, and other materials prepared by or for Employee that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing information.

4

10.    Proprietary Information.

(a)    All Confidential Information, Trade Secrets, Works and copyrights therein, Other Intellectual Property Rights, and all physical embodiments thereof received or developed by Employee during the course of employment by Employer are and will remain the sole and exclusive property of Employer and Employee hereby assigns to employer all rights that he has or may acquire in all such Confidential Information, Trade Secrets, Works and copyrights therein, and Other Intellectual Property Rights of Employer.

(b)    For the purposes of this Agreement:

(i)“    Works” means copyrightable works of authorship related to the Employer’s business, including without limitation, any technical descriptions for products, user’s guides, illustrations, advertising materials, computer programs (including the contents of read only memories), and any contribution to such materials; and

(ii)“    Other Intellectual Property Rights” means any patents, trademarks, trade names, copyrights, licenses, domain names, service marks, or trade dress related to Employer’s business.

(c)    Upon request by Employer, and in any event upon termination of the employment of Employee with Employer for any reason, Employee or his estate, as applicable, will promptly deliver to Employer all property belonging to Employer, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Employee’s or his estate’s custody, control, or possession.

11.    Inventions.

(a)    Employee acknowledges and agrees that all Employer Inventions conceived or first reduced to practice by Employee during the course of employment with Employer or its affiliated entities and all patent rights to such Employer Inventions in the Employer’s business are, shall become, and remain the property of Employer, and Employee hereby irrevocably assigns to Employer all of his right, title, and interests to all such Employer Inventions. If Employee (i) conceived an Invention during his employment with Employer or its affiliated entities for which there is a reasonable basis to believe that the conceived Invention is an Employer Invention or (ii) conceives an Invention during his employment with Employer for which there is a reasonable basis to believe that the conceived Invention is an Employer Invention, Employee shall promptly provide a written description of the conceived Invention to Employer adequate to allow evaluation thereof for a determination by Employer as to whether the Invention is an Employer Invention.

(b)    For the purposes of this Agreement:

(i)“    Employer Invention” means any Invention which is conceived by Employee, alone or in a joint effort with others, during the course of Employee’s employment in the period beginning on the Effective Date and ending the date Employee ceases to be an employee of Employer or its affiliated entities.

(ii)“    Invention” means any discovery, whether or not patentable, including, but not limited to, any useful formula, process, method, technique, machine, manufacture, composition of matter, algorithm, computer program, or work for hire, as well as improvements thereto.

5

(c)    Employee agrees that should Employer or its affiliated entities elect to file an application for patent protection, either in the United States or in any foreign country, on an Employer Invention for which Employee was an inventor, Employee will execute all necessary truthful papers, including formal assignments to Employer or its affiliated entities relating to such patent applications. Employee further agrees to reasonably cooperate with any attorneys or other persons designated by Employer by explaining the nature of any Employer Invention for which Employer or its affiliated entities elects to file an application for patent protection, reviewing applications and other papers, and providing any other cooperation reasonably required for orderly prosecution of such patent applications. Employer shall be responsible for all expenses incurred for the preparation and prosecution of all patent applications on Employer Inventions filed by Employer or its affiliated entities.

(d)    Employee claims no ownership rights in any Works or Other Intellectual Property.

12.    Restrictive Covenants. As a condition to the closing of the Acquisition Transaction, Employee has agreed to be bound by certain restrictive covenants as set forth in Section 7.3 of the Purchase Agreement in connection with the sale of the TH Business to Employer. Employee hereby acknowledges and agrees that given the nature of the business and the importance of Employee’s duties to Employer, as well as Employer’s access to Confidential Information, the scope of such terms in the Purchase Agreement is reasonable and appropriate to protect the legitimate business interests of the Employer and the value of the assets and goodwill acquired by Employer in the Acquisition Transaction.

13.    Remedies.

(a)    Employee agrees that a violation of any of the provisions of Sections 9, 10, and 11 of this Agreement will cause irreparable damage to Employer the exact amount of which it will be impossible to ascertain. For that reason, Employee agrees that Employer shall be entitled to injunctive relief restraining any violation of Sections 9, 10, and 11 of this Agreement by Employee and any person or entity associated with Employee, such right to be cumulative and in addition to all other remedies available to Employer by reason of such violation.

(b)    The parties intend for the covenants set forth in Sections 9, 10, and 11 of this Agreement to be enforceable to the maximum extent permitted by law, and if any reviewing court, judicial panel, or arbitration panel deems any of the provisions of such Sections to be unenforceable or invalid, the parties authorize such court, judicial panel, or arbitration panel to reform (i) the unenforceable or invalid provision and to impose such restrictions as reformed, and (ii) the remaining provisions as it deems reasonable. Employee expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the terms of this Agreement should enforcement become necessary. Employee agrees that any claim by Employee relating to the terms or conditions of this Agreement shall have no effect on the validity or enforceability of the Purchase Agreement.

14.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Employer of the applicable provision without violating the

6

provisions of Code Section 409A. For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

15.    Representations and Warranties. Employee represents and warrants to Employer that:

(a)    Employee is not a party to, or bound by, any agreement or covenant (whether called a covenant not-to-compete, confidentiality agreement, or otherwise) which prohibits, prevents, restricts, or restrains Employee from competing with any person or entity, or which does or may prohibit, prevent, restrict, or restrain Employee’s entering into, or discharging Employee’s responsibilities in connection with, Employee’s employment relationship with Employer; and

(b)    The execution and delivery of this Agreement, and the entering into the employment arrangement with Employer, does not (i) violate any provision of any order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Employee or (ii) result in a breach or constitute or cause a default under any agreement to which Employee is a party.

16.    Governing Law; Submission to Jurisdiction. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, the parties to this Agreement hereby submit to the exclusive jurisdiction of, and irrevocably waive any venue objections against, the United States District Court in the State of Delaware or in the absence of jurisdiction, the state courts located in New Castle County, Delaware, in connection with any action or proceeding arising out of or relating to this Agreement.

17.    Miscellaneous.

(a)    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy, prepaid first class registered or certified mail (return receipt requested), or e-mail (with electronic confirmation of delivery or receipt) to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

If to Employer:	RCM Technologies (USA), Inc. 2500 McClellan Avenue, Suite 350 Pennsauken, NJ 08109 Attn: Kevin Miller E-mail: kevin.miller@rcmt.com
With a copy to:	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 Attention: Ryan Udell & Adam Chelminiak E-mail: udellr@ballardspahr.com chelminiaka@ballardspahr.com

7

If to Employee:	TalentHerder LLC 9008 Elk Drive Clayton, CA 94156 Attn: Chris Adams Email: chris@talentherder.com
With a copy to:	Inceptiv Law 12463 Rancho Bernardo Rd #281 San Diego, CA 92128 Attn: Johnny Chen Email: johnny.chen@inceptiv.law

Any such notices shall be effective when delivered in person or sent by telecopy or e-mail, one business day after being sent by overnight delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

(b)    Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors, and assigns.

(c)    Integration; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writings with respect thereto. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto. This is the Employment Agreement referred to in the Purchase Agreement.

(d)    Waiver. The failure of either party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, and the obligations of either party with respect thereto shall continue in full force and effect.

(e)    Review by Counsel. Employee acknowledges and agrees that the parties freely negotiated the terms of this Agreement. Employee represents and warrants that he had legal representation in reviewing this Agreement and that counsel for Employee (identified in Section 17(a) above) has specifically reviewed this Agreement (including provisions concerning restrictive covenants, choice of law, and forum selection) with Employee.

(f)    Assignment. Employee’s performance hereunder is personal and Employee shall have no right to assign, delegate, or otherwise transfer and shall not assign, delegate, or otherwise transfer any rights or obligations under this Agreement. Any such assignment, delegation, or other transfer shall be null and void. This Agreement may be assigned or transferred by Employer.

(g)    Counterparts. This Agreement may be executed by electronic signature with the same force and effect as if the parties signed the original instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

Employer:

RCM Technologies (USA), Inc.

By:

Name: Kevin D. Miller

Title: Chief Financial Officer

Employee:

______________________________

Christopher G. Adams

Exhibit A

FORM OF RELEASE

[see attached]

Release Agreement

This Release Agreement (“Release” or “Agreement”) is made by and between Christopher G. Adams (“you”) and RCM Technologies (USA), Inc., a New Jersey corporation (“Company”). A copy of this Release is an attachment to the Employment Agreement between the Company and you dated October 7, 2022 (the “Employment Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Employment Agreement.

1.    Severance Payments. In consideration for your execution, return and non-revocation of this Release on or after the date of termination of your employment with the Company (“Separation Date”), the Company will provide you with the Severance Payments described in Section 6.1 of the Employment Agreement.

2.    Compliance with Section 409A. The Severance Payments offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.

3.    Release. In exchange for the Severance Payments and other consideration under this Release and the Employment Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Release, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Executive Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of the Employment Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are hereby releasing and waiving include, but are not limited to, any and all Claims that any of the Company Parties:

●	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

●

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Executive Retirement Income Security Act; the Executive Polygraph Protection Act; the Worker Adjustment and Retraining

Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; or

●

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Release you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company. Also excluded from this Release are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Release does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Release. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Release does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Release pursuant to any such plan or agreement.

4.    Acknowledgements and Affirmations. You hereby acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Release is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Release; (b) you should consult with an attorney prior to signing this Release; (c) you have 21 days to consider this Release (although you may choose to voluntarily sign it sooner); (d) you have seven 7 days following the date you sign this Release to revoke it (by sending written revocation directly to; and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the 8th day after you sign this Release

5.    Return of Company Property. By the Separation Date, you agree to return to the Company or destroy, at the Company’s request, all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [name/title]. Receipt of the Severance Payments described in Section 1 of this Release is expressly conditioned upon return or destruction of all Company Property.

6.    Confidential Information. You hereby reaffirm and agree to continue to be bound by the obligations under the Employment Agreement and any other written agreements to which you are a party not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitations and competitive activities. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7.    Confidentiality. The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Release to your immediate family; (b) you may disclose this Release in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act

8.    No Admission. This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

9.    Breach. The Parties agree that to the extent that any dispute regarding a breach or alleged breach of this Release is litigated, it will be litigated in accordance with Section 16 of the Employment Agreement. You agree that upon any breach of this Release you will forfeit all amounts paid or owing to you under this Release or the Employment Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6, 7, and 8 of this Release and further agree that any threatened or actual violation or breach of those Sections of this Release will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Release, the Company shall be entitled to an injunction to prevent you from violating or breaching this Release. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Release, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Release.

10.    Miscellaneous. This Release constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the arbitrator so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware.

RCM Technologies (USA), Inc.

By:

Name:

Title:

______________________________

Christopher G. Adams

EXHIBIT B

Form of Transition Services Agreement

[See attached.]

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”), dated as of October 7, 2022 (the “Effective Date”), is entered into by and between RCM Technologies (USA), Inc., a New Jersey corporation (“Buyer”), and TalentHerder LLC, a California limited liability company (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume from Seller, certain assets, and certain specified liabilities, of Seller’s Business (as such term is defined in the Purchase Agreement), all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the Purchased Assets (as such term is defined in the Purchase Agreement) to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Seller have agreed to enter into this Agreement, pursuant to which they shall each provide to the other certain services and resources on the terms and conditions set forth in this Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement.

Agreements

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
SERVICES

Section 1.01    Provision of Services.

(a)    Beginning on the Effective Date, each Party agrees to provide (or cause its subsidiaries to provide, as applicable) the services set forth on Schedule 1 (“Services”) to the other Party upon the terms and conditions of this Agreement. In the event of any inconsistency between the terms of Schedule 1 and any other part of this Agreement (including, for example, with respect to the payment for or termination of any Service) the terms of Schedule 1 shall control. To the extent a Party (collectively with its subsidiaries) is providing Services hereunder it is referred to as the “Service Provider” and to the extent a Party (collectively with its subsidiaries) is receiving Services hereunder it is referred to as the “Service Recipient.”

(b)    In connection with the Services, and pursuant to the Purchase Agreement, Seller shall retain the individuals employed or engaged (as applicable) by Seller in the operation of the Business as of the Closing Date (collectively, the “Seller Employees”) from the Effective Date until December 31, 2022 or such other time as mutually agreed by the parties in accordance with this Agreement (the “Employee Transition Period”). During the Employee Transition Period, Seller shall maintain all of the Seller Employees’ Benefit Plans and insurance policies that are in effect as of the Closing.

(c)    Notwithstanding the contents of Schedule 1, each Party agrees to respond in good faith to any reasonable request by the other Party for access to any additional services that are necessary for the operation of its business or are otherwise requested in connection with transactions contemplated by the Purchase Agreement and which are not currently contemplated by Schedule 1, such services to be provided for such fees and costs and on such terms as may be mutually agreed by the Parties; provided, however, that in no event will a Service Provider be obligated to provide any Services to the extent not performed in the ordinary course by such Service Provider in the operation of its business prior to the closing of the transactions contemplated in the Purchase Agreement. Any such additional services so provided shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on Schedule 1 as of the date hereof.

(d)    The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement (or within the time set forth on Schedule 1, as applicable), each Party agrees to use commercially reasonable efforts to make a transition of the Services to its own internal organization.

(e)    A Party’s obligations to provide Services hereunder shall terminate with respect to each Service at such time as set forth on Schedule 1 or otherwise upon termination of this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that a Service Recipient may determine from time to time that it does not require all of the Services set forth on Schedule 1 for the entire term of this Agreement. Accordingly, a Service Recipient may terminate any Service, in whole and not in part, upon fifteen (15) days’ advance notification to the Service Provider in writing of any such determination.

Section 1.02    Standard of Service. Service Provider represents, warrants, and agrees that the Services shall be provided in good faith, in accordance with applicable law and, except as specifically provided on Schedule 1, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Service Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Except as expressly set forth in this Section 1.02, Service Provider makes no representations or warranties of any kind, implied or expressed, with respect to the Services. Service Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Service Provider as an independent contractor.

Section 1.03    Third-Party Service Providers. A Service Provider shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, however, that Service Provider shall retain responsibility for the provision of the Services to Service Recipient by any third-party subcontractor.

ARTICLE II
Consideration

Section 2.01    Responsibility for Wages and Fees. For such time as any employees of Service Provider are providing the Services to Service Recipient under this Agreement, (a) such employees will remain employees of Service Provider and shall not be deemed employees of Service Recipient for any purpose, and (b) Service Provider shall be solely responsible for the payment and provision of all wages, bonuses, commissions, employee benefits, and the withholding and payment of applicable taxes relating to such employment.

2

Section 2.02    Terms of Payment.

(a)    As consideration for the Services and except as otherwise noted on Schedule 1, Service Recipient shall pay the Service Provider the amounts specified on Schedule 1. For purposes of this Agreement, “Fully Loaded Costs” means, with respect to the applicable Services, the cost to the Service Provider or its Affiliates of providing such Services, including the Service Provider’s or its Affiliates’ out-of-pocket costs and expenses incurred in connection with providing or facilities the provision of such Services.

(b)    Subject to the terms and conditions on Schedule 1:

(i)    Service Provider shall provide Service Recipient monthly invoices (“Invoices”) which shall set forth in reasonable detail, with such supporting documentation as Service Recipient may reasonably request, amounts payable under this Agreement; and

(ii)    payments pursuant to this Agreement (including, for the avoidance of doubt, Fully Loaded Costs reimbursed as incurred under Schedule 1) shall be made by Service Recipient within thirty (30) days after receipt of an Invoice. All amounts payable pursuant to this Agreement shall be remitted in U.S. dollars via wire transfer of immediately available funds, unless otherwise agreed to in writing by the Parties.

Section 2.03    Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, except as provided for on Schedule 1, Service Provider shall have no further obligation to provide the Services and Service Recipient will have no obligation to pay any future compensation relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Service Recipient prior to such termination).

Section 2.04    Invoice Disputes. In the event of an Invoice dispute, Service Recipient shall deliver a written statement to Service Provider no later than 10 calendar days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The Parties shall seek to resolve all such disputes expeditiously and in good faith. Service Provider shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

ARTICLE III
Termination

Section 3.01    Termination of Agreement. Subject to Section 3.02, this Agreement shall terminate in its entirety on the date upon which (i) each Party shall have no continuing obligation to perform any Services under this Agreement in accordance with Schedule 1 or Section 3.03 except for such Services expressly surviving termination pursuant to Schedule 1, or (ii) upon the mutual written consent of the Parties.

Section 3.02    Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the Parties hereto shall terminate, except for the provisions of Sections 2.02 and 2.03, Article IV, and Article V which shall survive any termination or expiration of this Agreement.

Section 3.03    Breach. A Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such

3

Service, and such failure shall have continued without cure for a period of 15 calendar days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such Service.

ARTICLE IV
Confidentiality

Section 4.01    Confidentiality.

(a)    During the term of this Agreement and thereafter, the Parties shall (and shall cause their employees, agents, and representatives to) maintain in confidence and not disclose the other Party’s proprietary or confidential information, however recorded or preserved, whether written or oral (“Confidential Information”). Each Party hereto shall use the same degree of care, but no less than reasonable care, to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the Parties, any Party receiving any Confidential Information of the other Party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its employees, agents, and representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such representatives; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a governmental order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing Party (the “Disclosing Party”), and take reasonable steps to assist in contesting such governmental order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such governmental order; and provided further, however, that any Party may use and disclose such Confidential Information to the extent necessary, appropriate or relevant to (i) perform such Party’s obligations and services under this Agreement, (ii) enforce any rights, claims, or obligations under this Agreement, or (iii) to prosecute or defend any Action under or relating to this Agreement.

(b)    Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its employees, agents, or representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)    Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party's option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V
    Limitation on Liability; Indemnification

Section 5.01    Limitation on Liability. In no event shall a Party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple,

4

whether based on statute, contract, tort or otherwise, and whether or not arising from such Party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. The Parties acknowledge that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02    Indemnification. Subject to the limitations in Section 5.01, each Service Provider shall indemnify, defend, and hold harmless Service Recipient and its Affiliates (collectively, the “Indemnified Parties”) from and against any and all Losses incurred by any of the Indemnified Parties relating to, arising out of, or resulting from (a) the gross negligence or willful misconduct of Service Provider in connection with the provision of, or failure to provide, any Services to Service Recipient or (b) any material breach of this Agreement by such Service Provider.

Section 5.03    Indemnification Procedures. The matters set forth in Section 9.3 of the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement. The obligations of the Parties in this Article V, shall not limit the respective indemnification obligations of the Parties under the Purchase Agreement.

ARTICLE VI
Miscellaneous

Section 6.01    Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.01):

If to Seller:	TalentHerder LLC 9008 Elk Drive Clayton, CA 94157 Attn: Chris Adams Email: chris@talentherder.com
with a copy to:	Inceptiv Law 12463 Rancho Bernardo Rd #281 San Diego, CA 92128 Attn: Johnny Chen Email: johnny.chen@inceptiv.law

5

If to Buyer:	RCM Technologies (USA), Inc. 2500 McClellan Avenue, Suite 350 Pennsauken, NJ, USA, 08109 Attn: Kevin D. Miller Telephone: (856) 356-4569 Email: kevin.miller@rcmt.com
with a copy to:	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 Attention: Ryan Udell E-mail: udellr@ballardspahr.com Phone: 215-864-8503

Section 6.02    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04    Entire Agreement. This Agreement (including Schedule 1 attached hereto) constitutes the entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements (both written and oral) with respect to such subject matter.

Section 6.05    Successors and Assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 6.06    No Third-Party Beneficiaries. Except as provided in Section 5.02, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

6

Section 6.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08    Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction).

Section 6.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the day and year first above written.

BUYER:

RCM Technologies (USA), Inc.

By:__________________________

Name:

Title:

SELLER:

TalentHerder LLC

By:__________________________

Name:

Title:

Schedule 1

[Information redacted]

EXHIBIT C

Allocation Methodology

For purposes of reporting the transactions contemplated by this Agreement for federal and state income Tax purposes, the fair market value of the assets of the Company will be determined using the “residual method” under Treasury Regulations Section 1.338-6(b) applied as follows:

●

First, the value of any Class I asset (cash and general deposit accounts), if any, as of the Closing Date will be determined by using the value of such asset as finally calculated for purposes of computing Final Closing Net Working Capital;

●

Second, the value of any Class II asset (actively traded personal property), if any, as of the Closing Date will be determined by using the value of such asset as finally calculated for purposes of computing Final Closing Net Working Capital;

●

Third, the value of each Class III asset (debt instruments and accounts receivable), if any, as of the Closing Date will be determined by using the value of such asset as finally calculated for purposes of computing Final Closing Net Working Capital;

●

Fourth, the value of each Class IV asset (inventory), if any, as of the Closing Date will be determined by using the value of such asset as finally calculated for purposes of computing Final Closing Net Working Capital;

●

Fifth, the value of each Class V asset (fixed assets and all assets other than Class I-IV, VI and VII assets), if any, will be determined based on the fair market value thereof as of the Closing Date; and

●

Sixth, the value of Class VI and VII assets, if any, will be the excess of (i) the aggregate consideration for federal income tax purposes over (ii) the aggregate value of all Class I – Class V assets as determined pursuant to this Schedule 6.1.

As used in this Exhibit C, the terms “Class I asset,” “Class II asset,” “Class III asset,” “Class IV asset,” “Class V asset,” “Class VI asset,” and “Class VII asset” have the meanings given to such terms in Section 1.338-6(b) of the Treasury Regulations.

EXHIBIT D

Form of Lock-Up Agreement

[See attached.]

LOCK-UP AGREEMENT

This Lock-Up Agreement (“Agreement”) is made and entered into as of October 7, 2022 (the “Effective Date”), by and between RCM Technologies, Inc., a Nevada corporation (the “Company”), TalentHerder LLC, a California limited liability company (“Seller”), and Christopher G. Adams (“Owner”).

Background

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of the Effective Date, by and among RCM Technologies (USA), Inc., a New Jersey corporation and subsidiary of the Company (“Buyer”), Owner, and Seller (the “Purchase Agreement”), Buyer is acquiring substantially all of Seller’s assets, properties, and rights used in the operation of its business;

WHEREAS, pursuant to the Purchase Agreement, restricted shares of Company’s common stock (“Shares”) will be issued to Seller as partial consideration for the transactions contemplated thereby, with (i) an aggregate of 38,000 Shares issued to Seller at Closing (the “Closing Shares”) and (ii) additional Shares that may become issuable to Seller as First Tier Earn-Out Consideration at various intervals after the Closing Date in the event certain conditions as set forth in Section 3.3(c) of the Purchase Agreement are satisfied (the “Earn-Out Shares”); and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement (and issuance of the Shares) that parties enter into this Agreement to, among other things, restrict Seller from transferring the Shares following the Closing Date, all on the terms and subject to the conditions contained herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the consideration paid hereunder, and intending to be legally bound hereby, the parties agree as follows:

1.    Definitions. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2.    Restrictions on Transfer.

(a)    For purposes of this Agreement, “Lock-Up Period” means: (i) with respect to all of the Closing Shares, a period of 5 years following the Closing Date; and (ii) with respect to 50% of any and all Earn-Out Shares issued to Seller in respect of the First Earn-Out Period, Second Earn-Out Period, the Third Earn-Out Period, or Fourth Earn-Out Period, a period of 5 years following the respective date of issuance of such Earn-Out Shares, if any; and (iii) with respect to 50% of any and all Earn-Out Shares issued to Seller in respect of the Fifth Earn-Out Period or Sixth Earn-Out Period,a period of 3 years following the respective date of issuance of such Earn-Out Shares.

(b)    Subject to Section 2(c), Seller agrees that during the Lock-Up Period, Seller will not (directly or indirectly) sell, assign, transfer, hypothecate, pledge, grant a security interest in, or otherwise dispose of or enter into any transaction which might reasonably be expected to result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement of otherwise) (each, a “Transfer”) any Shares. After the Lock-Up Period, Seller may only Transfer the Shares in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended and other applicable law. Any Transfer or attempted Transfer prior to the end of the Lock-Up Period in violation of this Agreement or applicable law and, thereafter, in violation of applicable law shall be null and void.

(c)    Notwithstanding the foregoing or anything to the contrary in this Agreement, the Transfer restrictions of Section 2(b) shall not apply: (i) to any Transfer of Shares by Seller to Owner; (ii) any Transfer of Shares by Seller or Owner, made for bona fide estate planning purposes, either during the lifetime of the Owner or on death by will or intestacy, to Owner’s spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of Owner (or Owner’s spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”); or (iii) any Transfer of Shares by Seller or Owner to any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, one or more of the Owner and any such family members of Owner; provided that in the case of the foregoing clause(s) (i), (ii), or (iii), Seller or Owner shall deliver prior written notice to Company of such pledge, gift or transfer, and such Shares so Transferred shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement (but only with respect to the securities so Transferred to the transferee).

3.    Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to, among other things, advise its transfer agent of the restrictions on Transfer of the Shares contained herein and to enable the transfer agent to place a legend containing or referring to such restrictions on the certificate(s) evidencing the Shares (“Lock-Up Legend). At any time during the Lock-Up Period, Company may issue stop-transfer instructions to its transfer agent for the then remaining period of the Lock-Up Period. Additionally, and in any event, the Company and its transfer agent are hereby authorized by Seller to decline to make any Transfer of Shares if such Transfer would, in their reasonable discretion, constitute a violation or breach of this Agreement and/or the Purchase Agreement.

4.    Expiration of Lock-Up Period. Notwithstanding the provisions of Section 2 of this Agreement, the applicable Lock-Up Period shall expire with respect to all of the Closing Shares and of any and all Earn-Out Shares issued to Seller, upon the earlier of the following: (a) the applicable end date of the Lock-Up Period as set forth in Section 2(a) above with respect to the applicable Closing Shares or Earn-Out Shares; or (b) upon the closing of the sale of all or substantially all of the assets of the Company, or Company’s merger into or consolidation with any other corporation or other entity, or any other corporate transaction in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided that this provision shall not apply to (x) a merger effected exclusively for the purpose of changing the domicile of the Company or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. Following the expiration of the Lock-Up Period, the Company agrees to use commercially reasonable efforts to cause the transfer agent to remove the Lock-Up Legend. In connection with the foregoing, Seller shall cooperate fully and provide such information, documents, and other items as the Company or its counsel may reasonably request.

5.    General.

(a)    Amendment/Waiver. This Agreement may not be modified, amended, altered, or supplemented, except by a written agreement executed by each of the parties hereto. Any waiver by the Company of any of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by the Company and Seller and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

2

(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

(c)    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy, prepaid first class registered or certified mail (return receipt requested), or e-mail (with electronic confirmation of delivery or receipt) to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

If to Company:	RCM Technologies, Inc. 2500 McClellan Avenue, Suite 350 Pennsauken, NJ, USA, 08109 Attn: Kevin D. Miller Telephone: (856) 356-4569 Email: kevin.miller@rcmt.com
With a copy to:	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 Attention: Ryan Udell & Adam Chelminiak E-mail: udellr@ballardspahr.com chelminiaka@ballardspahr.com

If to Seller:	TalentHerder LLC 9008 Elk Drive Clayton, CA 94157 Attn: Chris Adams Email: chris@talentherder.com
With a copy to:	Inceptiv Law 12463 Rancho Bernardo Rd #281 San Diego, CA 92128 Attn: Johnny Chen Email: johnny.chen@inceptiv.law

Any such notices shall be effective when delivered in person or sent by telecopy or e-mail, one business day after being sent by overnight delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

(d)    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED THE STATE OF DELAWARE, NEW CASTLE

3

COUNTY WITH RESPECT TO ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN SUCH COURTS, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE, OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION, OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 5(c).

(e)    Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal, or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegality, or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegality, or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

(f)    Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction, or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

(g)    Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors, and assigns.

(h)    Specific Performance. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Seller set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to it at law or in equity.

(i)    Waiver. The failure of either party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, and the obligations of either party with respect thereto shall continue in full force and effect.

(j)    Counterparts. This Agreement may be executed by electronic signature with the same force and effect as if the parties signed the original instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the Effective Date.

Company:

RCM Technologies, Inc.

By:

Name: Kevin D. Miller

Title: Chief Financial Officer

Seller:

TalentHerder LLC

By:______________________________
Name: Christopher G. Adams
Title: Sole Member

Owner:

By:______________________________
Name: Christopher G. Adams

EXHIBIT E

Form of EBIT Calculation Worksheet

[Information redacted]

EXHIBIT F

Historical Accounting Methodology

[Information redacted]